File pursuant to Rule 424(b)(3)

Registration No. 333-120847

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

SUPPLEMENT NO. 6

DATED NOVEMBER 13, 2006

TO THE PROSPECTUS DATED JUNE 1, 2006

This Supplement No. 6 supplements, and should be read in conjunction with, the prospectus dated June 1, 2006, Supplement No. 4 dated September 1, 2006 and Supplement No. 5 dated October 13, 2006.  Supplement No. 4 superseded and replaced the following prior supplements to the prospectus dated June 1, 2006:  Supplement No. 1 dated July 6, 2006; Supplement No. 2 dated July 19, 2006; and Supplement No. 3 dated August 15, 2006.  Unless otherwise defined in this Supplement No. 6, capitalized terms used have the same meanings as set forth in the prospectus.

Table of Contents

	Supplement No. 6 Page No.	Prospectus Page No.
Outside Front Cover Page of the Prospectus	1	front cover
Prospectus Summary	2	4
Questions and Answers About This Offering	4	21
Risk Factors	5	29
Estimated Use of Proceeds	6	63
Management	7	66
Management’s Discussion and Analysis of Financial Condition and Results of Operations	9	114
Prior Performance Summary	16	121
Description of Shares	27	154
Summary of Distribution Reinvestment and Automatic Purchase Plans	28	168
Plan of Distribution	29	174
Experts	30	182
Financial Statements	F-1	F-1

Outside Front Cover Page of the Prospectus

The second full paragraph appearing on the outside front cover page of our prospectus is superseded in its entirety as follows:

We are offering and selling to the public a maximum of 40,000,000 shares for $10.00 per share.  We also are offering up to 8,000,000 shares of common stock to be issued pursuant to our distribution reinvestment plan for $9.50 per share.  We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our distribution reinvestment plan.  We commenced our initial public offering of shares of our common stock on September 20, 2005.  As of September 29, 2006, we have sold approximately 13,056,000 shares in the primary offering and approximately 30,000 shares through our distribution reinvestment plan, generating approximately $130,494,000 in gross offering proceeds.

The phrase “Nasdaq National Market System” appearing in the first bulleted risk factor on the outside front cover page of the prospectus, and all other occurrences of the phrase “Nasdaq National Market System” appearing throughout the prospectus, are amended by adding “(or any successor market or exchange)” immediately after each occurrence of such phrase.

Prospectus Summary

Behringer Harvard Opportunity REIT I, Inc.

The following information supplements the discussion contained in the “Prospectus Summary – Behringer Harvard Opportunity REIT I, Inc.” section on page 4 of our prospectus and all similar discussions appearing throughout the prospectus:

As of September 29, 2006, we owned interests in two office properties located in Minnesota and Massachusetts, respectively.  We have also provided mezzanine loans for the acquisition of land and the development of apartment projects in Texas and Nevada.  As of September 29, 2006, as a result of our initial public offering, we have sold approximately 13,086,000 shares of our common stock, resulting in gross offering proceeds of approximately $130,494,000.

We are offering up to $476,000,000 in shares of our common stock.  We are offering and selling to the public 40,000,000 shares of our common stock on a “best efforts” basis for $10.00 per share in the primary offering and 8,000,000 shares to be issued pursuant to our distribution reinvestment plan at $9.50 per share; provided that we reserve the right to reallocate the shares of common stock we are offering between the primary offering and our distribution reinvestment plan.

Terms of the Offering

The following information supplements the discussion contained in the “Prospectus Summary – Terms of the Offering” section on page 4 of our prospectus and all similar discussions appearing throughout the prospectus:

We are offering up to 40,000,000 shares of our common stock to the public at $10.00 per share.  We are also offering up to 8,000,000 shares pursuant to our distribution reinvestment plan at a price of $9.50 per share.  We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our distribution reinvestment plan.  As of September 29, 2006, we have sold approximately 13,056,000 shares in the primary offering and approximately 30,000 shares through our distribution reinvestment plan, resulting in gross offering proceeds of approximately $130,494,000.

Certain Summary Risk Factors

The following information replaces the tenth bullet point in the “Prospectus Summary – Certain Summary Risk Factors” section beginning on page 5 of our prospectus and clarifies the terms of the issuance of our convertible stock:

•                  We have issued to an affiliate of our advisor 1,000 shares of our convertible stock at a purchase price of $1.00 per share.  Pursuant to its terms, the convertible stock will convert into shares of common stock upon the full return of our stockholders’ invested capital plus a 10% cumulative, non-compounded, annual return or the listing of our common stock for trading on a national securities exchange or for quotation on the Nasdaq National Market System (or any successor market or exchange).  The interests of our stockholders will be diluted upon conversion of the convertible stock into shares of common stock.  The terms of the convertible stock provide that, generally, the holders of convertible stock will receive shares of our common stock with an aggregate value equal to 15% of the amount by which (1) our enterprise value, including the total amount of distributions paid to our stockholders, exceeds (2) the sum of the aggregate capital invested by our stockholders plus a 10% cumulative, non-compounded, annual return on such capital.  Thus, it is impossible to quantify at this time the extent of the dilution to existing stockholders upon such conversion.

Description of Properties to be Acquired, Investments and Borrowing

The following information supplements the discussion contained in the “Prospectus Summary – Description of Properties to be Acquired, Investments and Borrowing” section beginning on page 7 of our prospectus and all similar discussions appearing throughout the prospectus:

As of September 29, 2006, we had an aggregate debt leverage ratio of 16.5% of the aggregate value of our gross assets based on the contract purchase prices.

Estimated Use of Proceeds of this Offering

The following information supplements the discussion contained in the “Prospectus Summary – Estimated Use of Proceeds of this Offering” section on page 8 of our prospectus and all similar discussions appearing throughout the prospectus:

As of September 29, 2006, for this offering we have paid approximately $8,782,000 in selling commissions, approximately $2,634,000 in dealer manager fees and approximately $2,634,000 in organization and offering expenses.

Distribution Policy

The following information supplements the discussion contained in the “Prospectus Summary – Distribution Policy” section on page 9 of our prospectus and all similar discussions appearing throughout the prospectus:

Our board currently authorizes distributions on a quarterly basis, portions of which are paid on a monthly basis.  Monthly distributions are paid based on daily record and distribution declaration dates so our investors will be entitled to be paid distributions beginning on the day that they purchase shares.  On September 26, 2006, our board of directors authorized distributions payable to stockholders of record each day during the months of October, November and December 2006.  The authorized distributions equal a daily amount of $.0005479 per share of common stock, which is equivalent to an annual distribution rate of 2% assuming the share was purchased for $10.00.  A portion of each distribution is expected to constitute return of capital for tax purposes.  Distributions payable to each stockholder of record during a month currently are paid in cash on or before the 16th day of the following month.  There is no assurance that we will be able to maintain distributions at the rate set by our board of directors for the fourth quarter of 2006.

Conflicts of Interest

The following footnote to the chart contained in the “Prospectus Summary – Conflicts of Interest” section beginning on page 9 of our prospectus is superseded in its entirety as follows:

(1)          Robert Behringer, our President, Chief Executive Officer and Chairman of the Board, owned approximately 40% of the economic limited liability company interests of Behringer Harvard Holdings and 85% of the voting interests as of September 29, 2006.  The remaining interests are owned by persons not affiliated with Mr. Behringer.

Prior Offering Summary

The following information supplements the discussion contained in the “Prospectus Summary – Prior Offering Summary” section on page 12 of our prospectus and all similar discussions appearing throughout the prospectus:

Over the last 15 years, Mr. Behringer has sponsored an additional twenty-nine privately offered real estate programs, consisting of twenty-eight single-asset, real estate limited partnerships and one private REIT, Harvard Property Trust, Inc.  As of September 29, 2006, approximately 38,000 investors had invested an aggregate of approximately $1.5 billion in the foregoing real estate programs, including our public offering.

Other Behringer Harvard Programs

The following information replaces the discussion under the table heading “Offering Size – Behringer Harvard Opportunity REIT I,” which appears in the “Prospectus Summary – Other Behringer Harvard Programs” section beginning on page 18 of our prospectus:

$400,000,000 to the public plus $76,000,000 for the distribution reinvestment plan; minimum offering of $2,000,000.  Shares may be reallocated between the primary offering and the distribution reinvestment plan.

Questions and Answers About This Offering

The answer to the question “Who will choose the investments you make?” on page 23 of the prospectus, contained in the “Questions and Answers About This Offering” section of the prospectus, and all similar discussions appearing throughout the prospectus, are supplemented as follows:

As of September 29, 2006, Mr. Behringer had sponsored private and public real estate programs that have raised approximately $1.5 billion from approximately 38,000 investors and which owned and operated a total of 73 commercial real estate properties.

Risk Factors

Risks Related to an Investment in Behringer Harvard Opportunity REIT I

The following risk factor, which appears on page 32 of the prospectus under the heading “Risk Factors – Risks Related to an Investment in Behringer Harvard Opportunity REIT I” is superseded in its entirety as follows:

Our rights, and the rights of our stockholders, to recover claims against our officers, directors and our advisor are limited.

Maryland law provides that a director will not have any liability as a director if the person performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances.  In addition, our charter provides that, subject to the applicable limitations set forth therein or under Maryland law, no director or officer will be liable to us or our stockholders for monetary damages.  Our charter also provides that we will generally indemnify our directors, our officers, our employees, our agents, our advisor and its affiliates for losses they may incur by reason of their service in those capacities unless (1) their act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) they actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, they had reasonable cause to believe the act or omission was unlawful.  As a result, we and our stockholders may have more limited rights against our directors, officers, employees and agents, and our advisor and its affiliates, than might otherwise exist under common law.  In addition, we may be obligated to fund the defense costs incurred by our directors, officers, employees and agents or our advisor in some cases.  However, in accordance with the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association, also known as the NASAA REIT Guidelines, our charter provides that we may not indemnify our directors, our officers, our employees, our agents, our advisor and its affiliates unless they have determined that the course of conduct that caused the loss or liability was in our best interests, they were acting on our behalf or performing services for us, the liability was not the result of negligence or misconduct by our non-independent directors, our advisor and its affiliates or gross negligence or willful misconduct by our independent directors, and the indemnification is recoverable only out of our net assets or the proceeds of insurance and not from the stockholders.  See the section captioned “Management—Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents” elsewhere herein.

Risks Related to Our Business in General

The following risk factor is added on page 44 as the last risk factor under the heading “Risk Factors – Risks Related to Our Business in General”:

The State of Texas recently enacted legislation that creates a new “margin tax” and decreases state property taxes.  This tax reform could result in decreased reimbursable expenses from tenants, and increased taxes on our operations, which could reduce the cash available for distribution to you.

In May 2006, the State of Texas enacted legislation which replaces the current franchise tax with a new “margin tax,” which is effective for calendar years beginning after December 31, 2006.  The new legislation expands the entities from those that are covered by the current Texas franchise tax, and specifically includes limited partnerships as subject to the new margin tax.  The tax generally will be 1% of an entity’s taxable margin, which is the part of an entity’s total revenue less applicable deductions apportioned to Texas.  In May 2006, the State of Texas also enacted legislation that reduces the state property tax.  As a result of this new Texas property tax legislation, reimbursable expenses from tenants at the property level may decrease, due to decreased property taxes.  If we hold significant assets in Texas, the new margin tax, combined with the decrease of reimbursable expenses due to the decreased property tax, could reduce the amount of cash we have available for distribution to you.

Estimated Use of Proceeds

The first sentence of the first full paragraph in the “Estimated Use of Proceeds” section beginning on page 63 of our prospectus is superseded in its entirety as follows:

The following table sets forth information about how we intend to use the proceeds raised in this offering, assuming that we sell (1) the minimum offering of 200,000 shares, (2) the maximum offering of 40,000,000 shares pursuant to our primary offering and no shares pursuant to our distribution reinvestment plan, and (3) the maximum offering of 48,000,000 shares, respectively, pursuant to this offering.  We reserve the right to reallocate the shares of common stock we are offering between the primary offering and the distribution reinvestment plan.

Footnote (2) to the table in the “Estimated Use of Proceeds” section beginning on page 63 of our prospectus is superseded in its entirety as follows:

(2)          For purposes of this table, we have assumed that the minimum offering amounts do not include any purchases under our distribution reinvestment plan and that we sold the minimum of 200,000 shares for $10.00 per share.  For purposes of this table, we have assumed that the maximum primary offering amounts include sales of 40,000,000 shares at $10.00 per share pursuant to our primary offering and no sales of shares pursuant to our distribution reinvestment plan; as a result, we have assumed that the maximum primary offering amounts include selling commissions equal to 7% of gross offering proceeds and a dealer manager fee equal to 2% of gross offering proceeds on 40,000,000 shares sold to the public at $10.00 per share in the primary offering.  For purposes of this table, we have assumed that the maximum total offering amounts include selling commissions equal to 7% of gross offering proceeds and a dealer manager fee equal to 2% of gross offering proceeds on 40,000,000 shares sold to the public at $10.00 per share in the primary offering, and selling commissions equal to 1% of gross offering proceeds and no dealer manager fee on 8,000,000 shares sold at $9.50 per share through our distribution reinvestment plan.  We reserve the right to reallocate the shares of common stock we are offering between the primary offering and the distribution reinvestment plan.

Management

Incentive Award Plan

The first paragraph in the “Management – Incentive Award Plan” section beginning on page 73 of our prospectus is superseded in its entirety as follows:

The Incentive Award Plan was approved by our board of directors on July 19, 2005 and by our stockholders on July 25, 2005.  The Incentive Award Plan provides for equity awards to our employees, directors and consultants and those of our affiliates.  A total of 11,000,000 shares have been authorized and reserved for issuance under our Incentive Award Plan.  An option to acquire 1,250 shares at $9.10 per share was awarded to Mr. Kaplan on February 17, 2006 when he was elected to our board of directors.  In addition, on that date, options to acquire 5,000 shares of our common stock at $9.10 per share were awarded to each of Ms. Bufkin and Mr. Chapman.  On June 29, 2006, options to acquire 5,000 shares of our common stock at $9.10 per share were awarded to each of Ms. Bufkin, Mr. Chapman and Mr. Kaplan.  The options pursuant to the Incentive Award Plan become fully exercisable one year after the date of grant.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

The second full paragraph appearing under the heading “Management – Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents,” which begins on page 75 of the prospectus, is superseded in its entirety as follows:

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.  Our charter contains a provision that eliminates directors’ and officers’ liability to us and our stockholders for monetary damages to the maximum extent permitted by Maryland law.  Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity.  Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

•                  an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services;

•                  with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful; or

•                  in a proceeding by us or on our behalf, the director or officer was adjudged to be liable to us, in which case indemnification is limited to expenses.

Stockholdings

The following information supplements the discussion contained in the “Management – Stockholdings” section on page 79 of our prospectus and all similar discussions appearing throughout the prospectus:

As of September 29, 2006, approximately 13,108,000 shares of our common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.  Following our inception and in connection with our initial capitalization, we issued 1,000 shares of our convertible stock to Behringer Harvard Holdings.

Affiliated Companies

The following information supplements the discussion contained in the “Management – Affiliated Companies – Property Manager” section beginning on page 79 of our prospectus and all similar discussions appearing throughout the prospectus:

As of September 29, 2006, HPT Management, together with its subsidiary, Behringer Harvard TIC Management Services LP, was managing in excess of 11 million square feet of office buildings for real estate programs sponsored by Mr. Behringer.

Management Compensation

Footnote (1) to the compensation table in the “Management – Management Compensation” section beginning on page 82 of our prospectus is superseded in its entirety as follows:

(1)          The estimated maximum dollar amounts are based on the sale of a maximum of 40,000,000 shares to the public at $10.00 per share and the sale of a maximum of 8,000,000 shares at $9.50 per share pursuant to our distribution reinvestment plan.  The estimated minimum dollar amounts assume a minimum of 200,000 shares are sold at $10.00 per share and that no purchases are made under our distribution reinvestment plan.  We reserve the right to reallocate the shares of common stock we are offering between the primary offering and the distribution reinvestment plan.

The following paragraph is added on page 88 of the prospectus as the last full paragraph under the heading “Management – Management Compensation”:

In addition, from time to time, Behringer Harvard Holdings or its affiliates, including our advisor, Behringer Harvard Opportunity Advisors I, may agree to waive or defer all or a portion of the acquisition, asset management or other fees due them to increase the amount of cash available to pay distributions to investors.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This section supplements the discussion contained in the prospectus under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which begins on page 114 of the prospectus, and all similar discussions appearing throughout the prospectus.

The following discussion and analysis relates to the nine months ended September 30, 2006 and should be read in conjunction with our accompanying financial statements and the notes thereto:

Critical Accounting Policies and Estimates

Management’s discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).  The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On a regular basis, we will evaluate these estimates, including investment impairment.  These estimates will be based on management’s historical industry experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual results may differ from these estimates.  Our most sensitive estimates involve the allocation of the purchase price of acquired properties and evaluating our real estate related investments for impairment.

Below is a discussion of the accounting policies that we consider will be critical in that they may require complex judgment in their application or require estimates about matters that are inherently uncertain.

Real Estate

We allocate the purchase price of acquired properties to the tangible assets acquired, consisting of land and buildings, and identified intangible assets based on their relative fair values in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets.”  Identified intangible assets consist of the fair value of above-market and below-market leases, in-place leases, in-place tenant improvements and tenant relationships.  Initial valuations are subject to change until our information is finalized, which is no later than 12 months from the acquisition date.

The fair value of the tangible assets to be acquired, consisting of land and buildings, is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is allocated to land and buildings.  Land values are derived from appraisals, and building values are calculated as replacement cost less depreciation or management’s estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods.  The value of the building is depreciated over the estimated useful life of 25 years using the straight-line method.

We determine the value of above-market and below-market in-place leases for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) management’s estimate of current market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable terms of the respective leases.  We record the fair value of above-market and below-market leases as intangible assets or intangible liabilities, respectively, and amortize them as an adjustment to rental income over the remaining non-cancelable terms of the respective leases.

The total value of identified real estate intangible assets acquired is further allocated to in-place lease values and tenant relationships based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant.  The aggregate value of in-place leases acquired and tenant relationships is determined by applying a fair value model.  The estimates of fair value of in-place leases include an estimate of carrying costs during the expected lease-up periods for the respective spaces considering current market conditions.  In estimating the fair value of in-place leases, we consider items such as real estate taxes, insurance and other operating expenses, as well as lost rental revenue during the expected lease-up period and carrying costs that would have otherwise been incurred had the leases not been in place, including tenant improvements and commissions.  The estimates of the fair value of tenant relationships also include costs to execute similar leases, including leasing commissions, legal costs and tenant improvements as well as an estimate of the likelihood of renewal as determined by management on a tenant-by-tenant basis.

We amortize the value of in-place leases to expense over the term of the respective leases.  The value of tenant relationship intangibles is amortized to expense over the initial term and any anticipated renewal periods, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building.  Should a tenant terminate its lease, the unamortized portion of the in-place lease value and tenant relationship intangibles would be charged to expense.

Investment Impairments

For real estate we wholly own, we monitor events and changes in circumstances indicating that the carrying amounts of the real estate assets may not be recoverable.  When such events or changes in circumstances are present, we assess potential impairment by comparing estimated future undiscounted operating cash flows expected to be generated over the life of the asset and from its eventual disposition to the carrying amount of the asset.  In the event that the carrying amount exceeds the estimated future undiscounted operating cash flows, we recognize an impairment loss to adjust the carrying amount of the asset to estimated fair value.

For any real estate we may own through an investment in a joint venture, tenant-in-common (“TIC”) interest or other similar investment structure, at each reporting date we will compare the estimated fair value of our investment to the carrying value.  An impairment charge will be recorded to the extent the fair value of our investment is less than the carrying amount and the decline in value is determined to be other than a temporary decline.  There were no impairment charges for the three and nine months ended September 30, 2006 and 2005.

Overview

We were formed primarily to invest in and operate real estate or real estate related assets on an opportunistic basis.  In particular, we focus on acquiring properties with significant possibilities for short-term capital appreciation, such as those requiring development, redevelopment or repositioning or those located in markets with higher volatility, lower barriers to entry and high growth potential.  We may acquire office, industrial, retail, hospitality, multi-family and other real properties, including existing or newly constructed properties or properties under development or construction.  Further, we may invest in real estate related securities, including securities issued by other real estate companies, either for investment or in change of control transactions completed on a negotiated basis or otherwise.  We also may invest in collateralized mortgage-backed securities, mortgage, bridge or mezzanine loans and Section 1031 TIC interests, or in entities that make investments similar to the foregoing.

As of September 30, 2006, we owned two properties located in Minnetonka, Minnesota and Middleton, Massachusetts, respectively, and had invested in two properties under development as a mezzanine lender, which we consolidate under Financial Accounting Standards Board Interpretation (“FIN”) No. 46R.

On September 20, 2005, our Registration Statement on Form S-11 (File No. 333-120847), covering the offering of up to 40,000,000 shares of common stock to be offered at a price of $10.00 per share was declared effective under the Securities Act.  The offering also includes up to 8,000,000 shares of common stock at a price of $9.50 per share pursuant to our distribution reinvestment plan (the “DRIP”).

On October 27, 2005, the conditions of our escrow agreement with Citibank Texas, N.A. were satisfied and as a result, operations commenced on November 9, 2005 upon our acceptance of initial subscriptions.  On November 9, 2005, we received and accepted subscriptions for 441,204 shares of common stock for gross offering proceeds of $4,408,510.  As of September 30, 2006, we had accepted subscriptions for 13,107,787 shares of our common stock, including 21,739 shares owned by Behringer Holdings and 29,815 shares through the DRIP, for gross offering proceeds of $130,493,730.  As of September 30, 2006, we had no shares of preferred stock issued or outstanding and 1,000 shares of Convertible Stock issued and outstanding.

Results of Operations

We commenced active operations when we made our first real estate acquisition on March 1, 2006 with the purchase of the Whitewater Property.  At September 30, 2006, we had acquired two wholly-owned properties and had invested in two properties under development as a mezzanine lender, which we consolidate under FIN No. 46R.  Accordingly, our results of operations for the three and nine months ended September 30, 2006, as compared to the three and nine months ended September 30, 2005, reflect significant increases in most categories.

Three months ended September 30, 2006 as compared to three months ended September 30, 2005

Rental Revenue.  Rental revenue was $1,316,884 for the three months ended September 30, 2006 and was comprised of revenue, including adjustments for straight-line rent and amortization of below-market leases, from our wholly-owned properties.  During the three months ended September 30, 2005, we did not own any real estate.  Management expects future increases in rental revenue as we continue to invest in additional real estate properties.

Property Operating Expenses.  Property operating expenses for the three months ended September 30, 2006 were $564,863 and was comprised of $434,212 of operating expenses from our wholly-owned properties and $130,651 from our investments consolidated under FIN 46R.  During the three months ended September 30, 2005, we did not own any real estate.  We expect increases in property operating expenses in the future as we purchase additional real estate properties.

Interest Expense.  Interest expense for the three months ended September 30, 2006 was $127,665 and was primarily comprised of interest expense from Ferncroft Corporate Center.  During the three months ended September 30, 2005, we did not own any real estate.  We expect increases in interest expense in the future as we purchase and invest in additional real estate properties.  For the three months ended September 30, 2006, we capitalized interest costs of $14,388 for the Alexan Voss project and $3,430 for the Alexan Black Mountain project.  Interest costs for the development of Alexan Voss and Alexan Black Mountain will continue to be capitalized until development is complete.

Real Estate Taxes.  Real estate taxes for the three months ended September 30, 2006 were $109,362 and were comprised of real estate taxes from our wholly-owned properties.  During the three months ended September 30, 2005, we did not own any real estate.  We expect increases in real estate taxes in the future as we purchase additional real estate properties.

Property Management Fees.  Property management fees for the three months ended September 30, 2006 were $38,194 and were comprised of property management fees from our wholly-owned properties.  During the three months ended September 30, 2005, we did not own any real estate.  We expect increases in property management fees in the future as we invest in additional real estate properties.

Asset Management Fees. Asset management fees for the three months ended September 30, 2006 were $65,416 and were comprised of asset management fees from our wholly-owned properties.  During the three months ended September 30, 2005, we did not own any real estate.

General and Administrative Expenses.  General and administrative expenses for the three months ended September 30, 2006 were $206,845, as compared to $2,478 for the three months ended September 30, 2005, and were comprised of corporate general and administrative expenses, including directors’ and officers’ insurance premiums, auditing fees, legal fees and other administrative expenses.  The increased amount in 2006 was due to increased corporate activity in the current fiscal period.

Depreciation and Amortization Expense.  Depreciation and amortization expense for the three months ended September 30, 2006 was $403,056 and was comprised of depreciation and amortization of our wholly-owned properties.  During the three months ended September 30, 2005, we did not own any real estate.  We expect increases in depreciation and amortization expense in the future as we purchase additional real estate properties.

Interest Income.  Interest income for the three months ended September 30, 2006 was $885,094 and was comprised of interest income on funds on deposit, net of bank fees.  As we admit new stockholders, subscription proceeds are released to us and may be utilized as consideration for investments in real properties and the payment or reimbursement of dealer manager fees, selling commissions, organization and offering expenses and operating expenses.  Until required for such purposes, net offering proceeds are held in short-term, liquid investments and earn interest income.  During the three months ended September 30, 2005, we earned $871 in interest income.  The increase in interest income in 2006 is due to higher cash balances on deposit with banks as a result of increased proceeds from investor subscriptions.

Minority Interest.  Minority interest for the three months ended September 30, 2006 was $130,697 and represents the net loss of the two variable interest entities that we consolidate under Fin No. 46R.  During the three months ended September 30, 2005, we had no investments with minority interest holders.

Nine months ended September 30, 2006 as compared to nine months ended September 30, 2005

Rental Revenue.  Rental revenue was $1,791,128 for the nine months ended September 30, 2006 and was comprised of revenue, including adjustments for straight-line rent and amortization of below-market leases, from the Whitewater Property from date of acquisition, March 1, 2006, through September 30, 2006 and from Ferncroft Corporate Center from date of acquisition, July 13, 2006, through September 30, 2006.  During the nine months ended September 30, 2005, we did not own any real estate.  Management expects future increases in rental revenue as we continue to invest in additional real estate properties.

Property Operating Expenses.  Property operating expenses for the nine months ended September 30, 2006 were $700,505 and was comprised of operating expenses from our wholly-owned properties of $569,854 and $130,651 from our investments consolidated under FIN 46R.  We expect increases in property operating expenses in the future as we purchase additional real estate properties.  During the nine months ended September 30, 2005, we did not own any real estate.

Interest Expense.  Interest expense for the nine months ended September 30, 2006 was $127,665 and was primarily comprised of interest expense from Ferncroft Corporate Center.  During the nine months ended September 30, 2005, we did not own any real estate.  We expect increases in interest expense in the future as we purchase and invest in additional real estate properties.  For the nine months ended September 30, 2006, we capitalized interest costs of $14,388 for the Alexan Voss project and $3,430 for the Alexan Black Mountain project.  Interest costs for the development of Alexan Voss and Alexan Black Mountain will continue to be capitalized until development is complete.

Real Estate Taxes.  Real estate taxes for the nine months ended September 30, 2006 were $190,878 and were comprised of real estate taxes from our wholly-owned properties.  During the nine months ended September 30, 2005, we did not own any real estate.  We expect increases in real estate taxes in the future as we purchase additional real estate properties.

Property Management Fees.  Property management fees for the nine months ended September 30, 2006 were $57,841 and were comprised of property management fees from our wholly-owned properties.  During the nine months ended September 30, 2005, we did not own any real estate.  We expect increases in property management fees in the future as we invest in additional real estate properties.

Asset Management Fees.  Asset management fees for the nine months ended September 30, 2006 were $87,396 and were comprised of asset management fees from our wholly-owned properties.  During the nine months ended September 30, 2005, we did not own any real estate.

General and Administrative Expenses.  General and administrative expenses for the nine months ended September 30, 2006 were $578,613, as compared to $11,457 for the nine months ended September 30, 2005, and were comprised of corporate general and administrative expenses, including directors’ and officers’ insurance premiums, auditing fees, legal fees and other administrative expenses.  The increased amount in 2006 was due to increased corporate activity.

Depreciation and Amortization Expense.  Depreciation and amortization expense for the nine months ended September 30, 2006 was $577,309 and was comprised of depreciation and amortization of our wholly-owned properties.  During the nine months ended September 30, 2005, we did not own any real estate.  We expect increases in depreciation and amortization expense in the future as we purchase additional real estate properties.

Interest Income.  Interest income for the nine months ended September 30, 2006 was $1,786,905 and represented interest income on funds on deposit, net of bank fees.  As we admit new stockholders, subscription proceeds are released to us and may be utilized as consideration for investments in real properties and the payment or reimbursement of dealer manager fees, selling commissions, organization and offering expenses and operating expenses.  Until required for such purposes, net offering proceeds are held in short-term, liquid investments and earn interest income.  During the nine months ended September 30, 2005, we earned $1,922 in interest income.  The increase in interest income in 2006 is due to higher cash balances on deposit with banks as a result of increased proceeds from investor subscriptions.

Minority Interest.  Minority interest for the nine months ended September 30, 2006 was $130,697 and represents the net loss in the two variable interest entities that we consolidate under FIN No. 46R.  During the nine months ended September 30, 2005, we had no investments with minority interest holders.

Cash Flow Analysis

We commenced active operations when we made our first real estate acquisition on March 1, 2006 with the purchase of the Whitewater Property.  At September 30, 2006, we had acquired two wholly-owned properties and had invested in two properties under development as a mezzanine lender, which we consolidate under FIN No. 46R.  Accordingly, our results of cash flows for the nine months ended September 30, 2006, as compared to the nine months ended September 30, 2005, reflect significant increases in most categories.

Cash flows provided by operating activities for the nine months ended September 30, 2006 were $2,702,381 and were comprised primarily of net income of $1,388,523, changes in working capital accounts of $990,878, and the adjustment for depreciation and amortization of $449,875.  During the nine months ended September 30, 2005, cash flows used in operating activities were $10,856 and were primarily comprised of the net loss of $9,535, and were significantly lower than the nine months ended September 30, 2006 due to the lack of real estate investments and less corporate activity.

Cash flows used in investing activities for the nine months ended September 30, 2006 were $56,213,270 and primarily represented real estate purchases totaling $36,932,424 and capital expenditures of properties under development of our consolidated borrowers of $17,379,912.  During the nine months ended September 30, 2005, there were no cash flows from investing activities as we had not yet begun to invest.

Cash flows provided by financing activities for the nine months ended September 30, 2006 were $121,129,389 and were comprised primarily of funds received from the issuance of stock, net of offering costs of $97,795,424, proceeds from the mortgage payable of $18,000,000 and proceeds from mortgages of consolidated borrowers of $5,778,459.  During the nine months ended

September 30, 2005, cash flows provided by financing activities were $15,000 and were comprised of the change in payables to affiliates.

Liquidity and Capital Resources

The amount of distributions payable to our stockholders will be determined by our board of directors and is dependent on a number of factors, including funds available for distribution, financial condition, capital expenditure requirements and annual distribution requirements needed to qualify and maintain our status as a REIT under the Internal Revenue Code.  Operating cash flows are expected to increase as properties are acquired in the development of our investment portfolio.

Our principal demands for funds will be for property acquisitions, either directly or through investment interests, for mortgage loan investments, for the payment of operating expenses and distributions, and for the payment of interest on our outstanding indebtedness and other investments.  Generally, cash needs for items other than property acquisitions and mortgage loan investments will be met from operations, and cash needs for property acquisitions will be met from the public offering of our shares.  However, there may be a delay between the sale of our shares and our purchase of properties and mortgage loan investments, which could result in a delay in the benefits to our stockholders, if any, of returns generated from our operations.  Our advisor evaluates potential acquisitions of real estate and real estate related assets and engages in negotiations with sellers and borrowers on our behalf.  Investors should be aware that after a purchase contract is executed that contains specific terms, the property will not be purchased until the successful completion of due diligence and negotiation of final binding agreements.  During this period, we may decide to temporarily invest any unused proceeds from the offering of our common stock in certain investments that could yield lower returns than the properties.  These lower returns may affect our ability to make distributions.

We borrowed $18,000,000 under a loan agreement (the “Ferncroft Loan”) with Barclays Capital Real Estate Inc.  The interest rate under the loan is fixed at 6.33% per annum and requires monthly payments of interest only beginning October 2006 through September 2011, with monthly payments of $111,767 required beginning October 2011 and continuing through September 2013 and any remaining balance payable at the maturity date, September 1, 2013.  Ferncroft Corporate Center is held as collateral for the Ferncroft Loan.  Prepayment in whole (but not in part) is permitted from and after the twelfth monthly payment date prior to the maturity date.  As of September 30, 2006, our outstanding principal balance under the Ferncroft Loan was approximately $18,000,000.

We agreed to provide mezzanine financing of up to $22,679,561 to unaffiliated third-party entities for the acquisition and development of real estate known as Alexan Voss and Alexan Black Mountain.  During the nine months ended September 30, 2006, the unaffiliated third parties that own Alexan Voss and Alexan Black Mountain incurred approximately $17,380,000 in development costs, of which we have funded $12,035,926 through our mezzanine loans.  The parties that own Alexan Voss and Alexan Black Mountain intend to fund the remaining portion of the acquisition and development of Alexan Voss and Alexan Black Mountain through our mezzanine loans and third-party construction loans.

We expect to meet our future short-term operating liquidity requirements through net cash provided by our current property operations and the operations of properties to be acquired in the future.  Management also expects that our properties will generate sufficient cash flow to cover operating expenses and the payment of a monthly distribution.  Other potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of properties and undistributed funds from operations.  If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.

In accordance with the NASAA REIT Guidelines, our charter requires that we monitor our expenses on a trailing twelve month basis.  Our charter defines the following terms and requires that our Total Operating Expenses (“TOE”) are deemed to be excessive if at the end of any quarter they exceed for the prior trailing twelve month period the greater of 2% of our Average Invested Assets (“AIA”) or 25% of our Net Income (“NI”).  For the trailing twelve months ended September 30, 2006, the first year of our operations, TOE of approximately $738,000 exceeded 25% of our NI (which was approximately $466,000) by approximately $272,000.  Our board of directors, including all of our independent directors, has reviewed this analysis and unanimously determined the excess to be justified considering the fact that we were in the development stage through February 2006 and our rate of acquisitions thereafter caused the expenses incurred as a result of being a public company for audit and legal services, director and officer liability insurance, fees for board members in connection with service on the board and its committees and compliance with the requirements of the Sarbanes-Oxley Act of 2002 to be disproportionate to the Company’s AIA and NI.

Funds from Operations

Funds from operations (“FFO”) is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance.  FFO is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures and subsidiaries.  We believe that FFO is helpful to investors and our management as a measure of operating performance because it excludes depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year to year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, which is not immediately apparent from net income.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient.  As a result, our management believes that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance and a more informed and appropriate basis on which to make decisions involving operating, financing and investing activities.  Factors that impact FFO include start-up costs, fixed costs, delay in buying assets, lower yields on cash held in accounts pending investment, income from portfolio properties and other portfolio assets, interest rates on acquisition financing and operating expenses.  FFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.  Our calculation of FFO for the three and nine months ended September 30, 2006 is presented below:

	Three months	Nine months
	ended	ended
	September 30, 2006	September 30, 2006

Net income	$817,274	$1,388,523
Preferred stock dividends	—	—
Net income allocable to common stock	817,274	1,388,523

Real estate depreciation	231,583	327,273
Real estate amortization	66,630	122,602
Funds from operations (FFO)	$1,115,487	$1,838,398

GAAP weighted average shares:
Basic	11,340,747	7,701,098
Diluted	11,367,997	7,716,576

Provided below is additional information related to selected non-cash items included in net income above, which may be helpful in assessing our operating results.

•                  Straight-line rental revenue of approximately $34,000 was recognized for the three months ended September 30, 2006 and approximately $49,000 was recognized for the nine months ended September 30, 2006.  During the three and nine months ended September 30, 2005, we did not own any real estate.

In addition, cash flows generated from FFO may be used to fund all or a portion of certain capitalizable items that are excluded from FFO, such as capital expenditures and payments of principal on debt, each of which may impact the amount of cash available for distribution to our stockholders.

During the nine months ended September 30, 2006, we declared and paid distributions from FFO and expect to continue to do so in the near-term.  Over the long-term, we expect that a greater percentage of our distributions will be from FFO (except to the extent of distributions from the sale of our assets).  However, given the uncertainty arising from numerous factors, including both the raising and placing of capital in the current real estate environment, ultimate FFO performance cannot be predicted with certainty.  For example, if we are not able to timely invest net proceeds of our offering at favorable yields, future distributions declared and paid may exceed FFO.

Contractual Obligations

The following table summarizes our contractual obligations as of September 30, 2006:

Mortgages Payable	Total	2006	2007	2008	2009	2010	Thereafter
Principal	$23,778,459	$—	$—	$—	$727,736	$5,050,723	$18,000,000
Interest	9,612,604	434,061	1,638,569	1,643,058	1,615,687	1,265,700	3,015,529
Total	$33,391,063	$434,061	$1,638,569	$1,643,058	$2,343,423	$6,316,423	$21,015,529

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Inflation

The real estate market has not been affected significantly by inflation in the past several years due to the relatively low inflation rate.  However, we include, and intend to continue to include, provisions in the majority of our tenant leases that would protect us from the impact of inflation.  These provisions include reimbursement billings for common area maintenance charges, real estate tax and insurance reimbursements on a per square foot basis, or in some cases, annual reimbursement of operating expenses above a certain per square foot allowance.

Quantitative and Qualitative Disclosures About Market Risk.

We will be exposed to interest rate changes primarily as a result of long-term debt used to acquire properties.  Our management’s objectives with regard to interest rate risk are to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs.  To achieve these objectives, we will borrow primarily at fixed rates or variable rates with the lowest margins available and in some cases, with the ability to convert variable rates to fixed rates.  With regard to variable rate financing, we will assess interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities.

We do not have any foreign operations and thus we are not exposed to foreign currency fluctuations.

Controls and Procedures.

As required by Rule 13a-15(b) and Rule 15d-15(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our management, including our Chief Executive Officer and Chief Financial Officer, evaluated, as of September 30, 2006, the effectiveness of our disclosure controls and procedures as defined in Exchange Act Rule 13a-15(e) and Rule 15d-15(e).  Based on that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures, as of September 30, 2006, were effective for the purpose of ensuring that information required to be disclosed by us in this report is recorded, processed, summarized and reported within the time periods specified by the rules and forms of the Exchange Act and is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosures.

We believe, however, that a controls system, no matter how well designed and operated, can only provide reasonable assurance, not absolute assurance, that the objectives of the controls system are met, and no evaluation of controls can provide absolute assurance, only reasonable assurance, that all control issues and instances of fraud or error, if any, within a company have been detected.

There have been no changes in internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that occurred during the quarter ended September 30, 2006 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Prior Performance Summary

This section supplements the discussion contained in the prospectus under the heading “Prior Performance Summary,” which begins on page 121 of the prospectus, and all similar discussions appearing throughout the prospectus:

Prior Investment Programs

The information presented in this section represents the historical experience of certain real estate programs managed by our advisor and its affiliates, including certain officers and directors of our advisor.  Our investors should not assume that they will experience returns, if any, comparable to those experienced by investors in any prior real estate programs.  Investors who purchase our shares will not thereby acquire any ownership interest in any partnerships or corporations to which the following information relates or in any other programs of our affiliates.

Our chief executive officer and founder, Robert M. Behringer, has served as general partner, chief executive officer and/or director in 43 prior programs over the last fifteen years, which includes three other public programs and 40 privately offered programs.

The information in this section and in the Prior Performance Tables included in this prospectus as Exhibit A shows relevant summary information concerning real estate programs sponsored by our affiliates.  The Prior Performance Tables set forth information as of the dates indicated regarding certain of these prior programs as to (1) experience in raising and investing funds (Table I); (2) compensation to sponsor (Table II); (3) annual operating results of prior real estate programs (Table III); (4) results of completed programs (Table IV); and (5) results of sales or disposals of property (Table V).  Additionally, Table VI, which is contained in Part II of the registration statement for this offering and which is not part of the prospectus, provides certain additional information relating to properties acquired by the prior real estate programs.  We will furnish copies of Table VI to any prospective investor upon request and without charge.  The purpose of this prior performance information is to enable you to evaluate accurately the experience of our advisor and its affiliates in sponsoring like programs.  The following discussion is intended to summarize briefly the objectives and performance of the prior real estate programs and to disclose any material adverse business developments sustained by them.

From time to time, Behringer Harvard Holdings or its affiliates, including our advisor, Behringer Harvard Opportunity Advisors I, may agree to waive or defer all or a portion of the acquisition, asset management or other fees due them, enter into lease agreements for unleased space or otherwise supplement investor returns, to increase the amount of cash available to pay distributions to investors.  In each case, the results of operations and distributions from these programs would likely have been lower than without such arrangements.

Public Programs

Affiliates of Behringer Harvard Opportunity Advisors I are sponsoring or have recently sponsored three public real estate programs with substantially the same investment objectives as ours (Behringer Harvard REIT I, Behringer Harvard Short-Term Fund I and Behringer Harvard Mid-Term Fund I).  The initial public offerings with respect to Behringer Harvard Short-Term Fund I and Behringer Harvard Mid-Term Fund I terminated on February 19, 2005.  The initial public offering with respect to Behringer Harvard REIT I terminated on February 19, 2005 as well; however, Behringer Harvard REIT I initiated a follow-on offering immediately after the termination of its initial offering.  The first follow-on offering was terminated on October 20, 2006 and following the termination of that offering, Behringer Harvard REIT I initiated a second follow-on offering.  The currently effective registration statement of Behringer Harvard REIT I is for the offer and sale of up to 200 million shares of common stock at a price of $10.00 per share, plus an additional 50 million shares of common stock at $9.50 per share pursuant to its distribution reinvestment plan.  As described below, Mr. Behringer and his affiliates also have sponsored other privately offered real estate programs that have a mix of fund characteristics, including targeted investment types, investment objectives and criteria and anticipated fund terms, that are substantially similar to ours, and which are still operating and may acquire additional properties in the future.  Behringer Harvard Opportunity Advisors I and its affiliates face conflicts of interest as they simultaneously perform services for us and other Behringer Harvard sponsored programs.

The aggregate dollar amount of the acquisition and development costs of the properties in which Behringer Harvard REIT I, Behringer Harvard Short-Term Fund I and Behringer Harvard Mid-Term Fund I purchased interests, as of December 31, 2005, was approximately $1.8 billion.  Following is a table showing the breakdown by type of property of the aggregate amount of acquisition and development costs of the properties purchased by Behringer Harvard REIT I, Behringer Harvard Short-Term Fund I and Behringer Harvard Mid-Term Fund I as of December 31, 2005:

Type of Property	New	Used	Construction
Office and Industrial Buildings	0%	100%	0%
Retail Property	0%	100%	0%
Development Property	0%	0%	100%

The following is a breakdown of the aggregate amount of acquisition and development costs of the properties purchased by Behringer Harvard REIT I, Behringer Harvard Short-Term Fund I and Behringer Harvard Mid-Term Fund I as of December 31, 2005, by 100% fee ownership interests, ownership of tenant-in-common (TIC) interests, and ownership of joint venture interests:

Fund	100% Owned	TIC Interests	Joint Ventures
Behringer Harvard REIT I	89.3%	10.7%	—
Behringer Harvard Short-Term Fund I	59.1%	—	40.9%
Behringer Harvard Mid-Term Fund I	100%	—	—

Historically, the public programs sponsored by our affiliates have experienced losses during the first several quarters of operations.  Many of these losses can be attributed to initial start-up costs and a lack of revenue producing activity prior to the programs’ initial property investments.  Losses also may reflect the delay between the date a property investment is made and the period when revenues from such property investment begin to accrue.  Furthermore, with the exception of the sale by Behringer Harvard Short-Term Fund I of the Woodall Rodgers Property and the undeveloped land adjacent to it, as described below, the programs have sold no properties, and thus, any appreciation or depreciation of the properties is not reflected in the net income of the programs.

Upon request, prospective investors may obtain from us without charge copies of offering materials and any reports prepared in connection with any of the Behringer Harvard public programs, including a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”).  For a reasonable fee, we also will furnish upon request copies of the exhibits to any such Form 10-K.  Any such request should be directed to our corporate secretary.  Many of the offering materials and reports prepared in connection with the Behringer Harvard public programs are also available on our web site, www.behringerharvard.com.  Neither the contents of our web site nor any of the materials or reports relating to other Behringer Harvard public programs are incorporated by reference in or otherwise a part of this prospectus.  In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Behringer Harvard REIT I

Behringer Harvard REIT I, a Maryland corporation, was formed in June 2002 to acquire and operate institutional quality office and other commercial properties that generally have premier business addresses in especially desirable locations.  Mr. Behringer serves as the Chief Executive Officer, Chief Investment Officer and Chairman of the Board of Behringer Harvard REIT I.  Behringer Advisors LP, an affiliate of our advisor, serves as the advisor to Behringer Harvard REIT I.  The initial public offering of Behringer Harvard REIT I’s shares of common stock commenced on February 19, 2003 and terminated on February 19, 2005.  The first follow-on public offering of common stock commenced on February 19, 2005 and terminated on October 20, 2006.  The second follow-on offering of common stock commenced on October 20, 2006.  As of September 29, 2006, Behringer Harvard REIT I had raised gross offering proceeds of approximately $952.9 million from the issuance of approximately 101.1 million shares of common stock to approximately 25,600 investors.

As of June 30, 2006, Behringer Harvard REIT I had purchased interests in 28 real estate properties amounting to an investment of approximately $1.7 billion (purchase price, including debt financing).

As of June 30, 2006, Behringer Harvard REIT I owned an interest in the following properties:

•                  Minnesota Center.  In October 2003, Behringer Harvard REIT I acquired a 14.5% tenant-in-common interest in this property, which is located on approximately four acres of land in Bloomington, Minnesota.  As a result of a tender offer for the tenant-in-common interests of Minnesota Center held by non-Behringer Harvard affiliates, Behringer Harvard REIT I is expected to own a 93.1% tenant-in-common interest in Minnesota Center by the end of 2006.  The property consists of a 14-story office building containing approximately 276,425 rentable square feet.  As of June 30, 2006, Minnesota Center was approximately 96% leased and includes as its major tenants Computer Associates International, Inc., CB Richard Ellis and Regus Business Centre Corp.

•                  Enclave on the Lake.  In April 2004, Behringer Harvard REIT I acquired a 36.3% tenant-in-common interest in this property, which is located on approximately 6.75 acres of land in Houston, Texas.  The property consists of a six-story office building containing approximately 171,090 rentable square feet.  As of June 30, 2006, Enclave on the Lake was 100% leased to two tenants:  SBM-IMODCO, Inc. and Atlantia Offshore Limited, both 100% wholly-owned subsidiaries of IHC Caland N.V., a Netherlands-based holding company involved in offshore oilfield services, marine dredging, shipping and mining.

•                  St. Louis Place.  In June 2004, Behringer Harvard REIT I acquired a 35.7% tenant-in-common interest in this property, which is located on approximately 0.68 acres of land in St. Louis, Missouri.  The property consists of a 20-story office building containing approximately 337,088 rentable square feet.  As of June 30, 2006, St. Louis Place was approximately 87% leased and includes as its major tenants Fleishman-Hillard, Inc., Trizec Properties, Inc., Moser & Marsalek, P.C., and Peckham Guyton Albers & Viets, Inc.

•                  Colorado Building.  In August 2004, Behringer Harvard REIT I acquired a 79.5% tenant-in-common interest in this property, which is located on approximately 0.31 acres of land in Washington, D.C.  In May 2006, Behringer Harvard REIT I acquired an additional 2.0% tenant-in-common interest in this property.  The property consists of an 11-story office building containing approximately 121,701 rentable square feet.  As of June 30, 2006, Colorado Building was approximately 99% leased and includes as its major tenants Bowne of New York City, Inc., InfoTech Strategies, Inc., Wilson, Elser, Moskowitz, Edelman & Dicker, LLP, the U.S. General Services Administration (Environmental Protection Agency) and the Community Transportation Association of America.

•                  Travis Tower.  In October 2004, Behringer Harvard REIT I acquired a 60.4% tenant-in-common interest in this property, which is located on approximately 1.11 acres of land in Houston, Texas.  The property consists of a 21-story office building containing approximately 507,470 rentable square feet.  As of June 30, 2006, Travis Tower was approximately 94% leased and includes as its major tenants CenterPoint Energy, Inc., Linebarger Goggan Blair Pena & Sampson LLP, Edge Petroleum Corporation and Samson Lone Star LP.

•                  Cyprus Building.  In December 2004, Behringer Harvard REIT I acquired this property, which is located on approximately 8.2 acres of land in Englewood, Colorado, a suburb of Denver.  The property consists of a four-story office building containing approximately 153,048 rentable square feet.  Behringer Harvard REIT I owns a 100% fee simple interest in this property.  As of June 30, 2006, the Cyprus Building was 100% leased to one tenant, Phelps Dodge Corporation.

•                  250 West Pratt Street Property.  In December 2004, Behringer Harvard REIT I acquired a 50.7% tenant-in-common interest in this property, which is located on approximately 0.75 acres of land in Baltimore, Maryland.  The property consists of a 24-story office building containing approximately 368,194 rentable square feet.  As of June 30, 2006, the 250 West Pratt Street Property was approximately 89% leased and includes as its major tenants Vertis, Inc., Semmes Bowen & Semmes and the United States General Services Administration.

•                  Ashford Perimeter Building.  In January 2005, Behringer Harvard REIT I acquired this property, which is located on approximately 10.6 acres of land in Atlanta, Georgia.  The property consists of a six-story office building containing approximately 288,175 rentable square feet and a four-story parking garage.  Behringer Harvard REIT I owns a 100% fee simple interest in this property.  As of June 30, 2006, the Ashford Perimeter Building was approximately 85% leased and includes as its major tenants Verizon Wireless, Noble Systems Corporation, and Coalition America, Inc.

•                  Alamo Plaza.  In February 2005, Behringer Harvard REIT I acquired a 30.6% tenant-in-common interest in this property, which is located on approximately 1.15 acres of land in Denver, Colorado.  The property consists of a 16-story office building containing approximately 191,151 rentable square feet and a four-story parking garage.  As of June 30, 2006, Alamo Plaza was approximately 93% leased and includes as its major tenants Pioneer Natural Resources USA, Inc., Newfield Exploration and J. Walter Thompson.

•                  Utah Avenue Building.  In April 2005, Behringer Harvard REIT I acquired this property, which is located on approximately 9.6 acres of land in El Segundo, California.  The property consists of a one-story office/research and development building containing approximately 150,495 rentable square feet.  Behringer Harvard REIT I owns a 100% fee simple interest in this property.  As of June 30, 2006, the Utah Avenue Building was approximately 78% leased and includes as its major tenants Northrop Grumman Space and Mission Systems Corporation and Unisys Corporation.

•                  Lawson Commons.  In June 2005, Behringer Harvard REIT I acquired this property, which is located on approximately 0.9 acres of land in St. Paul, Minnesota.  The property consists of a 13-story office building containing approximately 436,342 rentable square feet.  Behringer Harvard REIT I owns a 100% fee simple interest in this property.  As of June 30, 2006, Lawson Common was approximately 99% leased and includes as its major tenants Lawson Associates, Inc. and St. Paul Fire and Marine Insurance Company.

•                  Downtown Plaza.  In June 2005, Behringer Harvard REIT I acquired this property, which is located on approximately 0.97 acres of land in Long Beach, California.  The property consists of a six-story office building containing approximately 100,146 rentable square feet.  Behringer Harvard REIT I owns a 100% fee simple interest in this property.  As of June 30, 2006, Downtown Plaza was 100% leased and includes as its major tenants The Designory, Inc., Barrister Executive Suites, Inc., and the City of Long Beach.

•                  Western Office Portfolio.  In July 2005, Behringer Harvard REIT I acquired the following portfolio of properties:  (1) a three-story office building containing approximately 230,061 rentable square feet located on approximately ten acres of land in Richardson, Texas, a suburb of Dallas; (2) a three-story office building containing approximately 88,335 rentable square feet located on approximately 6 acres of land in Tigard, Oregon, a suburb of Portland; (3) a three-story office building containing approximately 71,739 rentable squire feet located on approximately nine acres of land in Diamond Bar, California, a suburb of Los Angeles; (4) a two-story office building containing approximately 55,095 rentable square feet located on approximately six acres of land in Diamond Bar, California; and (5) a two-story office building containing approximately 40,759 rentable square feet located on approximately two acres of land in Diamond Bar, California.  Behringer Harvard REIT I owns a 100% fee simple interest in each of these properties.  As of June 30, 2006, each of these properties was 100% leased and the Western Office Portfolio includes as its major tenants Alliance Data Services, Allstate Insurance Company and The Goodrich Corporation.

•                  Buena Vista Plaza.  In July 2005, Behringer Harvard REIT I acquired this property, which is located on approximately 1.26 acres of land in Burbank, California.  The property consists of a seven-story office building containing approximately 115,130 rentable square feet.  Behringer Harvard REIT I owns a 100% fee simple interest in this property.  As of June 30, 2006, Buena Vista Plaza was 100% leased to one tenant, Disney Enterprises, Inc.

•                  One Financial Plaza.  In August 2005, Behringer Harvard REIT I acquired this property, which is located on approximately 1.4 acres of land in Minneapolis, Minnesota.  The property consists of a 27-story office building containing approximately 393,902 rentable square feet.  Behringer Harvard REIT I owns a 100% fee simple interest in this property.  As of June 30, 2006, One Financial Plaza was approximately 90% leased and includes as its major tenants Deloitte & Touche USA LLP, Martin-Williams, Inc. and Clarity Coverdale Fury Advertising, Inc.

•                  Riverview Tower.  In October 2005, Behringer Harvard REIT I acquired this property, which is located on approximately 1.23 acres of land in Knoxville, Tennessee.  The property consists of a 24-story office building containing approximately 334,196 rentable square feet.  Behringer Harvard REIT I owns a 100% fee simple interest in this property.  As of June 30, 2006, Riverview Tower was approximately 97% leased and includes as its major tenants Alcoa, Inc., Branch Banking & Trust Company, Woolf, McClane, Bright, Allen & Carpenter, PLLC, and Lawler-Wood LLC.

•                  G Street Property.  In November 2005, Behringer Harvard REIT I acquired this property, which is located on approximately 0.77 acres of land in Washington, D.C.  The property consists of a 10-story office building containing approximately 306,563 rentable square feet with a five-level underground parking garage.  Behringer Harvard REIT I owns a 100% fee simple interest in this property.  As of June 30, 2006, the G Street Property was approximately 90% leased and includes as its major tenants Neighborhood Reinvestment Corporation, General Services Administration Federal Bureau of Investigations and Prudential Relocation, Inc.

•                  Woodcrest Center.  In January 2006, Behringer Harvard REIT I acquired this property, which is located on approximately 33 acres of land in Cherry Hill, New Jersey.  The property consists of a single-story office building containing approximately 333,275 rentable square feet.  Behringer Harvard REIT I owns a 100% fee simple interest in this property.  As of June 30, 2006, Woodcrest Center was approximately 93% leased and includes as its major tenants Towers, Perrin, Forster and Crosby, Inc., Equity One, Inc. and American Water Works Company, Inc.

•                  Burnett Plaza.  In February 2006, Behringer Harvard REIT I acquired this property, which is located on approximately 2.24 acres of land in Fort Worth, Texas.  The property consists of a forty-story office building containing approximately 1.0 million rentable square feet.  Behringer Harvard REIT I owns a 100% fee simple interest in this property.  As of June 30, 2006, Burnett Plaza was approximately 98% leased and includes as its major tenants AmeriCredit Financial Services, Inc., Burlington Resources Oil and Gas Company, L.P. and the U.S. Department of Housing and Urban Development.

•                  10777 Clay Road.  In March 2006, Behringer Harvard REIT I acquired this property, which is located on approximately 12.1 acres of land in Houston, Texas.  The property consists of two three-story office buildings containing approximately 227,486 combined rentable square feet.  Behringer Harvard REIT I owns a 100% fee simple interest in this property.  As of June 30, 2006, 10777 Clay Road was 100% leased to one tenant, AMEC Paragon, Inc.

•                  Paces West.  In April 2006, Behringer Harvard REIT I acquired this property, which is located on approximately 9.2 acres of land in Atlanta, Georgia.  The property consists of a 14-story and a 17-story office building containing approximately 646,000 combined rentable square feet.  Behringer Harvard REIT I owns a 100% fee simple interest in this property.  As of June 30, 2006, Paces West was approximately 82% leased and includes as its major tenants Piedmont Hospital, Inc., Docucorp International, Inc. and BT Americas, Inc.

•                  Riverside Plaza.  In June 2006, Behringer Harvard REIT I acquired this property, which is located in Chicago, Illinois.  The property consists of a 35-story office building and an adjacent three-story fitness center containing approximately 1.2 million rentable square feet.  Behringer Harvard REIT I owns a 100% fee simple interest in this property.  As of June 30, 2006, Riverside Plaza was approximately 96% leased and includes as its major tenants Deutsche Investment Management Americas, Inc., Fifth Third Bank and Synovate, Inc.

•                  The Terrace.  In June 2006, Behringer Harvard REIT I acquired a portfolio of four office buildings located on approximately 21 acres of land in Austin, Texas.  The property consists of two five-story buildings and two six-story buildings containing approximately 619,000 combined rentable square feet.  The property also includes one three-story and three four-story parking garages.  Behringer Harvard REIT I owns a 100% fee simple interest in this property.  As of June 30, 2006, collectively, the Terrace was approximately 97% leased and includes as its major tenants Cirrus Logic, Inc. and Vinson & Elkins.

•                  600/619 Alexander Road.  In June 2006, Behringer Harvard REIT I acquired this property, which is located in Princeton, New Jersey.  The property consists of two three-story office buildings containing approximately 97,500 combined rentable square feet.  Behringer Harvard REIT I owns a 100% fee simple interest in this property.  As of June 30, 2006, 600/619 Alexander Road was approximately 94% leased and includes as its major tenants Sovereign Bank and Nassau Broadcasting Partners, L.P.

Behringer Harvard Short-Term Fund I

Behringer Harvard Short-Term Fund I, a Texas limited partnership, was formed in July 2002 to acquire interests in office, office-tech, retail, apartment, industrial and hotel properties.  Mr. Behringer and Behringer Harvard Advisors II LP, an affiliate of our advisor, serve as the general partners of Behringer Harvard Short-Term Fund I.  The public offering of Behringer Harvard Short-Term Fund I’s units of limited partnership interest commenced on February 19, 2003 and terminated on February 19, 2005.  As of February 19, 2005, Behringer Harvard Short-Term Fund I had raised gross offering proceeds of approximately $109.2 million from the issuance of approximately 11 million units of limited partnership interest to approximately 4,200 investors.

As of December 31, 2005, Behringer Harvard Short-Term Fund I had purchased interests in twelve real estate properties amounting to an investment of approximately $130 million (purchase price including debt financing).

As of December 31, 2005, Behringer Harvard Short-Term Fund I owned an interest in the following properties:

•                  The Woodall Rodgers Property.  This property, acquired in February 2004, is located in Dallas, Texas and consists of a five-story office building built in 1984, containing approximately 74,090 rentable square feet and a free-standing single-story bank office building with drive-through lanes.  The buildings are located on approximately 1.7 acres subject to a ground lease that expires in 2097.  The property also included approximately 1.6 acres of undeveloped adjacent land that was sold to an unaffiliated third party on April 6, 2005.  As of December 31, 2005, Behringer Harvard Short-Term Fund I owned a 100% fee simple interest in the remaining property, which was approximately 96% leased and included as its major tenants Republic Title of Texas, Inc. and Precept Builders, Inc.  The remaining property was sold to an unaffiliated third party, on July 24, 2006.

•                  The Quorum Property.  This property, acquired in July 2004, is located in Addison, Texas, a suburb of Dallas, Texas, and consists of a seven-story office building built in 1981, containing approximately 133,799 rentable square feet, a parking garage and a nine-lane drive-through bank facility.  The buildings are located on approximately 3.9 acres of land.  Behringer Harvard Short-Term Fund I owns a 100% fee simple interest in this property.  As of December 31, 2005, the Quorum Property was approximately 65% leased and includes as its major tenants KMC Insurance Services, Inc., Workflow Studios, Inc. and JP Morgan/Chase Bank.

•                  The Skillman Property.  This property, acquired in part in July 2004 with the remainder purchased in May 2005, is located in Dallas, Texas and consists of a shopping/service center built in 1985 containing approximately 98,764 rentable square feet.  The property is located on approximately 7.3 acres of land.  Behringer Harvard Short-Term Fund I owns a 100% interest in the Skillman Property through direct and indirect partnership interests in a limited partnership that owns the property.  As of December 31, 2005, the Skillman Property was approximately 85% leased and includes as its major tenants Compass Bank, Re/Max Associates of Dallas and El Fenix.

•                  The Central Property.  This property, acquired in August 2004, is located in Dallas, Texas and consists of a six-story office building containing approximately 87,292 rentable square feet.  The property is located on approximately 0.66 acres of land.  Behringer Harvard Short-Term Fund I owns a 62.5% interest in the Central Property through direct and indirect partnership interests in a limited partnership that owns the property.  As of December 31, 2005, the Central Property was approximately 53% leased and includes as its major tenants BGO Architects, Dr. Monty Buck and Michael Burns and Associates, Inc.

•                  The Coit Property.  This property, acquired in October 2004, is located in Plano, Texas, a suburb of Dallas, Texas, and consists of a two-story office building built in 1986, containing approximately 105,030 rentable square feet.  The property is located on approximately 12.3 acres of land.  Behringer Harvard Short-Term Fund I owns a 90% interest in the Coit Property through direct and indirect partnership interests in a limited partnership that owns the property.  As of December 31, 2005, the Coit Property was 100% leased to one tenant, CompUSA, Inc.

•                  Mockingbird Commons.  This property, acquired in November 2004, is located in Dallas, Texas and consists of a 5.4-acre site that is planned for redevelopment as a 475,000 square feet mixed-use project with a boutique hotel, high rise luxury condominiums and retail stores.  Behringer Harvard Short-Term Fund I owns a 70% interest in the Mockingbird Commons Property through direct and indirect partnership interests in a limited partnership that owns the property.

•                  Northwest Highway Property.  This property, acquired in March 2005, is located in Dallas, Texas and consists of approximately 4.97 acres of land which is planned for development into high-end residential lots for the future sale to luxury home builders.  Behringer Harvard Short-Term Fund I entered into a partnership agreement whereby Behringer Harvard Short-Term Fund I and a wholly-owned subsidiary of Behringer Harvard Short-Term Fund I owns a combined 80% interest in the Northwest Highway Property through direct and indirect partnership interests in a limited partnership that owns the property.

•                  250/290 Carpenter Property.  This property, acquired in April 2005, is located in Irving, Texas, a suburb of Dallas, Texas, and consists of a three-story office building built in 1976 and two connected seven-story towers, each built in 1983, in total containing approximately 536,241 rentable square feet.  The property is located on approximately 15.3 acres of land.  Behringer Harvard Short-Term Fund I owns a 100% fee simple interest in this property.  As of December 31, 2005, the Carpenter Property was 100% leased to one tenant, Citicorp North America, Inc.

•                  Landmark I & II.  This property, acquired in July 2005, is located in Dallas, Texas, and consists of two separate two-story office buildings, each built in 1998, in total containing approximately 257,427 rentable square feet.  The property is located on approximately 19.9 acres of land.  Behringer Harvard Short-Term Fund I owns a 100% fee simple interest in this property.  As of December 31, 2005, Landmark I & II were 100% leased to CompUSA, Inc. and CompUSA Management Company, Inc.

•                  Melissa Land.  This property, acquired in October 2005, is located in Collin County, Texas, and consists of 72.26 acres of land which is planned for development into residential lots for the future sale to home builders.  Behringer Harvard Short-Term Fund I owns a 60% interest in this property through its direct partnership interest in a limited partnership.

Behringer Harvard Mid-Term Fund I

Behringer Harvard Mid-Term Fund I, a Texas limited partnership, was formed in July 2002 to acquire interests in institutional quality office and office service center properties having desirable locations, personalized amenities, high quality construction and creditworthy commercial tenants.  Mr. Behringer and Behringer Harvard Advisors I LP, an affiliate of our advisor, serve as the general partners of Behringer Harvard Mid-Term Fund I.  The public offering of Behringer Harvard Mid-Term Fund I’s units of limited partnership interest commenced on February 19, 2003 and terminated February 19, 2005.  As of February 19, 2005, Behringer Harvard Mid-Term Fund I had raised gross offering proceeds of approximately $44.2 million from the issuance of approximately 4.4 million units of limited partnership interest to approximately 1,300 investors.

As of December 31, 2005, Behringer Harvard Mid-Term Fund I had purchased interests in six real estate properties amounting to an investment of approximately $34.5 million.

As of December 31, 2005, Behringer Harvard Mid-Term Fund I owned following properties:

•                  The Hopkins Property.  This property, which was acquired in March 2004, is located in Hopkins, Minnesota, which is a suburb of Minneapolis.  The property contains a one-story office building built in 1981, containing approximately 29,660 of rentable square feet and located on approximately 2.5 acres of land.  Behringer Harvard Mid-Term Fund I owns a 100% fee simple interest in this property.  Pursuant to a lease terminating in September 2010, the property is 100% leased on a triple-net basis to SunGard Financial Systems, Inc., which is a wholly-owned subsidiary of SunGard Data Systems.

•                  The Northpoint Property.  This property, which was acquired in June 2004, is located in Dallas, Texas and consists of a two-story office building built in 1978 containing approximately 79,049 rentable square feet.  The property is located on approximately 5.1 acres of land.  Behringer Harvard Mid-Term Fund I owns a 100% fee simple interest in this property.  As of December 31, 2005, the Northpoint Property was 100% leased and includes as its major tenants Centex Homes and Medical Edge Healthcare Group, Inc.

•                  The Tucson Way Property.  This property, which was acquired in October 2004, is located in Englewood, Colorado, a suburb of Denver.  The property consists of a two-story office building built in 1985 containing approximately 70,660 rentable square feet.  The property is located on approximately 6.02 acres of land.  Behringer Harvard Mid-Term Fund I owns a 100% fee simple interest in this property.  The Tucson Way Property is 100% leased to Raytheon Company on a triple-net basis through April 2012.

•                  The 2800 Mockingbird Property.  This property, which was acquired in March 2005, is located in Dallas, Texas.  The property consists of a single-story office building containing approximately 73,349 rentable square feet.  The property is located on approximately 3.97 acres of land.  The building was originally constructed in 1940, expanded in 1979 and partially renovated in 2000.  Behringer Harvard Mid-Term Fund I owns a 100% fee simple interest in this property.  The 2800 Mockingbird Property is 100% leased to Government Records Services, Inc., a division of Affiliated Computer Services, Inc., on a triple-net basis through September 2010.

•                  The Parkway Vista Building.  This property, acquired in June 2005, is located in Plano, Texas, a suburb of Dallas.  The property consists of a two-story office building containing approximately 33,467 rentable square feet located on approximately two acres of land.  The Parkway Vista Building, which was constructed in 2002, was approximately 100% leased as of December 31, 2005, and includes the following major tenants:  American Express Financial Advisors; Blue Star Title, Inc.; and HKB-Brooks Rehabilitation.

•                  The ASC Building.  This property, acquired in December 2005, is located in Richardson, Texas, a suburb of Dallas.  The property consists of a single-story office building containing approximately 28,880 rentable square feet located on approximately 2.2 acres of land.  The ASC Building, which was constructed in 2000, is 100% leased to Air Systems Components, LP through October 2010.

Private Programs

As of December 31, 2005 the prior privately offered programs sponsored by our affiliates include twenty-eight single-asset real estate limited partnerships, nine tenant-in-common offerings, one private REIT and one private multi-asset real estate limited partnership, Behringer Harvard Strategic Opportunity Fund I, which has investment objectives similar to ours.  As of December 31, 2005, the total amount of funds raised from investors in these thirty-nine prior private offerings was approximately $326 million, and the total number of investors in such programs was approximately 1,080.  Since December 31, 2005, our affiliates have sponsored an additional private multi-asset real estate limited partnership, Behringer Harvard Strategic Opportunity Fund II.  See Tables I and II of the Prior Performance Tables for more detailed information about the experience of our affiliates in raising and investing funds for the private offerings closed during the last three years and compensation paid to the sponsors of these programs.

The aggregate dollar amount of the acquisition and development costs of the properties purchased by the privately offered programs previously sponsored by our affiliates, as of December 31, 2005, was $748.9 million.  Of this aggregate amount, approximately 95.8% was spent on existing or used properties, approximately 1.5% was spent on construction properties, and approximately 2.7% was spent on acquiring or developing land.  Of the aggregate amount, approximately 76.4% was spent on acquiring or developing office buildings, approximately 6.9% was spent on acquiring or developing golf centers and marinas, approximately 15.5% was spent on acquiring or developing multi-tenant residential properties (apartments), approximately 0.8% was spent on acquiring or developing retail centers, and approximately 0.4% was spent on acquiring or developing storage facilities.  These properties were located in Texas, Minnesota, Arkansas, Missouri, Washington, D.C., Maryland, Colorado, Nevada, Florida and the U.S. Virgin Islands, and the aggregate purchase price in each of these jurisdictions was $343.5 million, $116.2 million, $55.6 million, $35.7 million, $51.1 million, $64.7 million, $49.8 million, $17.3 million, $11.4 million and $4.8 million, respectively.  The following table shows a breakdown by percentage of the aggregate amount of the acquisition and development costs of the properties purchased by the prior private real estate programs as of December 31, 2005:

Type of Property	New	Used	Construction
Office buildings	0.0%	98.5%	1.5%
Apartments	0.0	86.9	13.1
Retail	0.0	100.0	0.0
Marinas / Golf	0.0	91.3	8.7
Land	0.0	100.0	0.0
Storage facilities	0.0	100.0	0.0

As of December 31, 2005, these programs have sold 36 of the total of 65 properties, or 56% of such properties.  The original purchase price of the properties that were sold was $178.6 million, and the aggregate sales price of such properties was $207.9 million.  See Tables III, IV and V of the Prior Performance Tables for more detailed information as to the operating results of such programs whose offerings closed since January 1, 2001, results of such programs that have completed their operations since December 31, 2000 and the sales or other disposals of properties with investment objectives similar to ours since January 1, 2003.

As of December 31, 2005, the percentage of these programs, by investment, with investment objectives similar to ours is 91.2%.  Over the last six years, the privately offered real estate programs of our affiliates with investment objectives similar to ours purchased a total of 37 office buildings, three multi-tenant residential properties and one hotel resort property with an aggregate purchase price of $682.9 million, using $382.9 million in purchase mortgage financing.  These buildings were located in Texas, Minnesota, Arkansas, Missouri, Washington, D.C., Maryland, Colorado, Florida and the U.S. Virgin Islands and had an aggregate of 4.5 million square feet of gross leasable space.  For more detailed information regarding acquisitions of properties by such programs since January 1, 2003, see Table VI contained in Part II of the registration statement of which this prospectus is a part.  We will provide a copy of Table VI to any prospective investor upon request and without charge.

Behringer Harvard Strategic Opportunity Fund I

Behringer Harvard Strategic Opportunity Fund I, a Texas limited partnership, was formed in January 2005 to acquire interests in income-producing properties that may be repositioned or redeveloped so that they will reach an optimum value within an anticipated three-to-five year holding period.  Mr. Behringer and Behringer Harvard Strategic Advisors I LP, an affiliate of our advisor, serve as the general partners of Behringer Harvard Strategic Opportunity Fund I.  The offering of Behringer Harvard Strategic Opportunity Fund I’s units of limited partnership interest commenced on January 20, 2005 and terminated on March 22, 2006.  As of December 31, 2005, Behringer Harvard Strategic Opportunity Fund I had raised gross offering proceeds of approximately $59.7 million from the issuance of approximately six million units of limited partnership interest to approximately 460 investors.

As of December 31, 2005, Behringer Harvard Strategic Opportunity Fund I had purchased interests in four real estate properties amounting to an investment of approximately $85.1 million.  As of December 31, 2005, Behringer Harvard Strategic Opportunity Fund I owned following properties:

•                  Lakeway Inn.  This property, acquired in February 2005, consists of a six-story hotel building, 17 cabana room buildings, two conference room buildings and a two-story parking garage.  The property has 238 guestrooms and is located on approximately 16.6 acres of land on the shores of Lake Travis near Austin, Texas.  Significant restoration is underway at this property.

•                  Stonecreek Apartments.  This property, acquired in July 2005, consists of a 172-unit apartment project situated on approximately 11.8 acres of land and an adjacent 8.1-acre tract of land, all located in Killeen, Texas.  It is anticipated that an apartment project containing 128 units will be constructed on the adjacent 8.1-acre tract of land.  Behringer Harvard Strategic Opportunity Fund I owns a 90% interest in this property.

•                  Firestone Apartments.  This property, acquired in August 2005, consists of a 350-unit apartment project situated on approximately 11 acres of land located in Fort Worth, Texas.  Behringer Harvard Strategic Opportunity Fund I acquired a 100% interest in this property and has since sold 56.5% through Behringer Harvard Firestone S LP.

•                  Tahoe Property.  This property, acquired in December 2005, is located in the South Lake Tahoe community of Stateline, Nevada, and consists of 0.68 acres of land that is planned for development into a six-story building with 49 luxury condominium units.  As of December 31, 2005, Behringer Harvard Strategic Opportunity Fund I owns 100% of the controlling membership interests in the limited liability company that owns the property.

Other Private Offerings

Behringer Harvard Holdings or its affiliates sponsor private offerings of tenant-in-common interests for the purpose of facilitating the acquisition of real estate properties to be owned in co-tenancy arrangements with persons who wish to invest the proceeds from a prior sale of real estate in another real estate investment for purposes of qualifying for like-kind exchange treatment under Section 1031 of the Internal Revenue Code.  As of December 31, 2005, Behringer Harvard Holdings or one or more of its affiliates had sponsored nine such offerings, in which a real estate limited liability company affiliated with or sponsored by Behringer Harvard Holdings, has purchased the property directly from the seller and then sold tenant-in-common interests in these properties through an assignment of the purchase and sale agreement relating to the property.  Behringer Harvard REIT I has participated in seven such transactions in which Behringer Harvard REIT I has directly acquired an interest in the property from the seller and thus is a tenant-in-common with other tenant-in-common holders.

Behringer Harvard Minnesota Center TIC I, LLC was formed as a special purpose limited liability company formed by Behringer Harvard Holdings to offer, pursuant to a private placement offering, the tenant-in-common interests in Minnesota Center that were not purchased by Behringer Harvard REIT I.  The private placement offering of tenant-in-common interests commenced on July 10, 2003, and was completed on October 15, 2003.  Behringer Harvard Minnesota Center TIC I, LLC raised total gross offering proceeds of approximately $14.1 million from the sale of 22 tenant-in-common interests.

Behringer Harvard Enclave S LP was formed as a special purpose limited partnership formed by Behringer Harvard Holdings to offer, pursuant to a private placement offering, the tenant-in-common interests in Enclave on the Lake that were not purchased by Behringer Harvard REIT I.  The private placement offering of tenant-in-common interest commenced on March 1, 2004 and was completed on April 12, 2004.  Behringer Harvard Enclave S LP raised total gross offering proceeds of approximately $7.7 million from the sale of 12 tenant-in-common interests.

Behringer Harvard Beau Terre S, LLC was formed as a special purpose limited liability company formed by Behringer Harvard Holdings to offer undivided tenant-in-common interests in Beau Terre Office Park pursuant to a private placement offering.  Beau Terre Office Park is located in Bentonville, Arkansas.  The property contains approximately 36 single-story office buildings, with approximately 371,083 rentable square feet of office space and is located on approximately 70 acres of land.  The private placement offering of tenant-in-common interests commenced on May 12, 2004 and was completed on August 18, 2004.  Behringer Harvard Beau Terre S, LLC raised total gross offering proceeds of approximately $17.6 million from the sale of 28 tenant-in-common interests.  See “– Pending Litigation” below.

Behringer Harvard St. Louis Place S, LLC was formed as a special purpose limited liability company formed by Behringer Harvard Holdings to offer, pursuant to a private placement offering, the tenant-in-common interests in St. Louis Place that were not purchased by Behringer Harvard REIT I.  The private placement offering of tenant-in-common interests commenced on June 1, 2004 and was completed on July 15, 2004.  Behringer Harvard St. Louis Place S, LLC raised total gross offering proceeds of approximately $10.6 million from the sale of 14 tenant-in-common interests.

Behringer Harvard Colorado Building S, LLC was formed as a special purpose limited liability company formed by Behringer Harvard Holdings to offer, pursuant to a private placement offering, the tenant-in-common interests in Colorado Building that were not purchased by Behringer Harvard REIT I.  The private placement offering of tenant-in-common interests commenced on July 8, 2004 and was completed on August 10, 2004.  Behringer Harvard Colorado Building S, LLC raised total gross offering proceeds of approximately $5.1 million from the sale of eight tenant-in-common interests.

Behringer Harvard Travis Tower S LP was formed as a special purpose limited partnership formed by Behringer Harvard Holdings to offer, pursuant to a private placement offering, the tenant-in-common interests in Travis Tower that were not purchased by Behringer Harvard REIT I.  The private placement offering of tenant-in-common interests commenced on September 17, 2004 and was completed on December 10, 2004.  Behringer Harvard Travis Tower S LP raised total gross offering proceeds of approximately $10.4 million from the sale of 20 tenant-in-common interests.

Behringer Harvard Pratt S, LLC was formed as a special purpose limited liability company formed by Behringer Harvard Holdings to offer, pursuant to a private placement offering, the tenant-in-common interests in the 250 West Pratt Street Property that were not purchased by Behringer Harvard REIT I.  The private placement offering of tenant-in-common interests commenced on November 11, 2004 and was completed on December 17, 2004.   Behringer Harvard Pratt S, LLC raised total gross offering proceeds of approximately $13.8 million from the sale of 18 tenant-in-common interests.

Behringer Harvard Alamo Plaza S LP was formed as a special purpose limited partnership formed by Behringer Harvard Holdings to offer, pursuant to a private placement offering, the tenant-in-common interests in Alamo Plaza that were not purchased by Behringer Harvard REIT I.  The private placement offering of tenant-in-common interests commenced on January 26, 2005 and was completed on February 24, 2005.  Behringer Harvard Alamo Plaza S LP raised total gross offering proceeds of approximately $13.3 million from the sale of 25 tenant-in-common interests.

Behringer Harvard Firestone S LP was formed as a special purpose limited partnership by Behringer Harvard Strategic Opportunity Fund I to offer, pursuant to a private placement offering, the tenant-in-common interests in the Firestone Apartments that were not purchased by Behringer Harvard Strategic Opportunity Fund I.  The private placement offering of tenant-in-common interests commenced on September 23, 2005 and was completed on December 15, 2005.  Behringer Harvard Firestone S LP raised total gross proceeds of approximately $7.3 million from the sale of three tenant-in-common interests.

In addition to the foregoing, from time to time, programs sponsored by us or our affiliates may conduct other private offerings of securities.

The prior programs sponsored by our affiliates occasionally have been adversely affected by the cyclical nature of the real estate market.  They have experienced, and can be expected in the future to experience, decreases in net income when economic conditions decline.  Some of these programs also have been unable to optimize their returns to investors because of requirements to liquidate when adverse economic conditions caused real estate prices to be relatively depressed.  Additionally, other Behringer Harvard sponsored tenant-in-common programs, in which Behringer Harvard REIT I is typically the largest tenant-in-common investor, have acquired tenant-in-common interests in certain commercial office properties with the expectation that the near term occupancy levels would improve to a level sufficient to meet the initial targeted return for the respective properties.  The increase in occupancy rates in certain of these submarkets where some of these properties are located, and the leasing increases at those properties, have been slower than anticipated.  While these properties all are providing positive returns and these properties continue to seek lease-up with growing success, the slower growth in occupancy levels in the near term has resulted in lower current income and lower current distributions generated by these investments than were anticipated.  In certain instances, Behringer Harvard Holdings, the sponsor of these programs, or its affiliates, has agreed to make certain accommodations to benefit the owners of these properties, including the deferral of asset management fees otherwise payable to the sponsor or its affiliates.  Our business will be affected by similar conditions.

Neither our advisor nor any of our affiliates, including Mr. Behringer, has any substantial experience with investing in mortgage loans.  Although we currently do not expect to make significant investments in mortgage loans, we may make such investments to the extent our advisor determines that it is advantageous to us, due to the state of the real estate market or in order to diversify our investment portfolio.  See “Management” for a description of the experience of each of our directors and executive officers.

No assurance can be made that our program or other programs sponsored by our advisor and its affiliates will ultimately be successful in meeting their investment objectives.

Pending Litigation

The Beau Terre Office Park tenant-in-common program is currently underperforming relative to projections, which were based on seller representations that Behringer Harvard Holdings believes to be false.  Behringer Harvard Holdings has completed a settlement with the investors in the Beau Terre Office Park tenant-in-common program to support such investors’ returns and is pursuing claims against the seller of the property and other parties on behalf of itself and the investors.  As a result of the lower than anticipated performance of this asset, Behringer Harvard Holdings allowed the property management agreement with the on-site property manager to expire according to its terms.  The on-site property manager was replaced with Trammell Crow starting January 2006.  The former on-site property manager, an agent of the seller, filed a lawsuit against Behringer Harvard Holdings in Dallas,

Texas alleging breach of contract, among other things.  Behringer Harvard Holdings believes that the lawsuit lacks merit and is actively defending those claims and pursuing its own claims against the seller and others.  The lawsuit is currently in the discovery phase.

Description of Shares

Meetings and Special Voting Requirements

The last sentence of the first full paragraph in the “Description of Shares – Meetings and Special Voting Requirements” section beginning on page 156 of our prospectus is superseded in its entirety as follows:

Generally, the affirmative vote of a majority of votes cast at a meeting at which a quorum is present is necessary to take stockholder action, except that a majority of the votes represented in person or by proxy at a meeting at which a quorum is present is sufficient to elect a director and a majority of all votes entitled to be cast is necessary to take certain actions discussed below.

Summary of Distribution Reinvestment and Automatic Purchase Plans

Summary of Distribution Reinvestment Plan

The following information supplements the discussion contained in the “Summary of Distribution Reinvestment and Automatic Purchase Plans – Summary of Distribution Reinvestment Plan” section on page 168 of our prospectus and all similar discussions appearing throughout the prospectus:

We are offering 8,000,000 shares for sale pursuant to our distribution reinvestment plan at a price per share of $9.50; provided that we may reallocate the shares of common stock being offered between the primary offering and the distribution reinvestment plan.

Plan of Distribution

The Offering

The following information supplements the discussion contained in the “Plan of Distribution – The Offering” section on page 174 of our prospectus and all similar discussions appearing throughout the prospectus:

We are offering up to $476,000,000 in shares of our common stock.  We are offering 40,000,000 shares to the public through Behringer Securities, our dealer manager, a registered broker-dealer affiliated with our advisor.  The shares are being offered at a price of $10.00 per share on a “best efforts” basis, which means generally that the dealer manager will be required to use only its best efforts to sell the shares and it has no firm commitment or obligation to purchase any of the shares.  We are also offering 8,000,000 shares for sale pursuant to our distribution reinvestment plan at a price of $9.50 per share.  Therefore, a total of 48,000,000 shares are being registered in this offering.  We reserve the right to reallocate the shares of common stock we are offering between the primary offering and the distribution reinvestment plan.

Experts

The following information revises the “Experts” section beginning on page 182 of our prospectus to update the financial statements that have been included in the prospectus in reliance upon reports of Deloitte & Touche LLP:

The consolidated financial statements of Behringer Harvard Opportunity REIT I, Inc. and subsidiaries as of and for the year ended December 31, 2005 and for the period from November 23, 2004 (date of inception) through December 31, 2004 included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The statements of revenues and certain operating expenses for 12600 Whitewater and Ferncroft Corporate Center for the year ended December 31, 2005 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2005 and 2004	F-3
Consolidated Statements of Operations for the year ended December 31, 2005 and for the period from November 23, 2004 (date of inception) through December 31, 2004	F-4
Consolidated Statements of Stockholders’ Equity for the year ended December 31, 2005 and for the period November 23, 2004 (date of inception) through December 31, 2004	F-5
Consolidated Statements of Cash Flows for the year ended December 31, 2005 and for the period from November 23, 2004 (date of inception) through December 31, 2004	F-6
Notes to Consolidated Financial Statements	F-7

Unaudited Financial Statements
Consolidated Balance Sheets as of September 30, 2006 and December 31, 2005	F-15
Consolidated Statements of Operations for the three and nine months ended September 30, 2006 and 2005	F-16
Consolidated Statements of Stockholders’ Equity for the year ended December 31, 2005 and the nine months ended September 30, 2006	F-17
Consolidated Statements of Cash Flows for the nine months ended September 30, 2006 and 2005	F-18
Notes to Consolidated Financial Statements	F-19

12600 Whitewater–year ended December 31, 2005
Independent Auditors’ Report	F-30
Statement of Revenues and Certain Operating Expenses for the year ended December 31, 2005	F-31
Notes to the Statement of Revenues and Certain Operating Expenses for the year ended December 31, 2005	F-32

Ferncroft Corporate Center–six months ended June 30, 2006 and year ended December 31, 2005
Independent Auditors’ Report	F-34
Statement of Revenues and Certain Operating Expenses for the six months ended June 30, 2006 (unaudited) and for the year ended December 31, 2005	F-35
Notes to the Statement of Revenues and Certain Operating Expenses for the six months ended June 30, 2006 (unaudited) and for the year ended December 31, 2005	F-36

Unaudited Pro Forma Financial Statements
Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2006	F-37
Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2005	F-38
Unaudited Notes to Pro Forma Consolidated Financial Statements	F-39
Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2006	F-40
Unaudited Notes to Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2006	F-41

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Behringer Harvard Opportunity REIT I, Inc.:

We have audited the accompanying consolidated balance sheets of Behringer Harvard Opportunity REIT I, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2005 and for the period from November 23, 2004 (date of inception) through December 31, 2004.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2005 and 2004, and the results of their operations and their cash flows for the year ended December 31, 2005 and for the period from November 23, 2004 (date of inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 31, 2006

Behringer Harvard Opportunity REIT I, Inc.

Consolidated Balance Sheets

	December 31,	December 31,
	2005	2004
Assets
Cash and cash equivalents	$18,560,885	$201,313
Restricted cash	460,470	—
Prepaid expenses and other assets	85,977	—
Total assets	$19,107,332	$201,313

Liabilities and stockholders’ equity
Payables to affiliates	$2,158,017	$—
Accrued liabilities	88,673	—
Subscriptions for common stock	446,983	—
Total liabilities	2,693,673	—

Commitments and contingencies

Stockholders’ equity
Preferred stock, $.0001 par value; 50,000,000 shares authorized, none outstanding	—	—
Convertible stock, $.0001 par value per share; 1,000 shares authorized, 1,000 shares issued and outstanding	—	—
Common stock, $.0001 par value per share; 350,000,000 shares authorized, 2,034,005 and 21,739 shares issued and outstanding at December 31, 2005 and December 31, 2004, respectively	203	2
Additional paid-in capital	16,516,376	200,998
Retained earnings (deficit)	(102,920)	313
Total stockholders’ equity	16,413,659	201,313
Total liabilities and stockholders’ equity	$19,107,332	$201,313

See Notes to Consolidated Financial Statements.

Behringer Harvard Opportunity REIT I, Inc.

Consolidated Statements of Operations

		From inception
		(November 23, 2004)
	Year ended	through
	December 31, 2005	December 31, 2004

Total revenues	$—	$—

Expenses
General and administrative	159,163	—
Total expenses	159,163	—

Interest income	55,930	313
Net income (loss)	$(103,233)	$313

Basic and diluted weighted average shares outstanding	174,833	21,739

Basic and diluted earnings (loss) per share	$(0.59)	$0.01

See Notes to Consolidated Financial Statements.

Behringer Harvard Opportunity REIT I, Inc.
Consolidated Statements of Stockholders’ Equity

	Convertible Stock		Common Stock		Additional	Retained	Total
	Number of	Par	Number of	Par	Paid In	Earnings	Stockholders’
	Shares	Value	Shares	Value	Capital	(Deficit)	Equity

Balance, November 23, 2004 (Date of Inception)	—	$—	—	$—	$—	$—	$—

Cash received from sale of convertible stock	1,000	—	—	—	1,000	—	1,000

Cash received from sale of common stock	—	—	21,739	2	199,998	—	200,000

Net income						313	313
Balance at December 31, 2004	1,000	—	21,739	2	200,998	313	201,313

Issuance of common stock, net	—	—	2,012,266	201	16,315,378	—	16,315,579

Net loss						(103,233)	(103,233)

Balance at December 31, 2005	1,000	$—	2,034,005	$203	$16,516,376	$(102,920)	$16,413,659

Behringer Harvard Opportunity REIT I, Inc.

Consolidated Statements of Cash Flows

		From inception
		(November 23, 2004)
	Year ended	through
	December 31, 2005	December 31, 2004

Cash flows from operating activities:
Net income (loss)	$(103,233)	$313
Adjustments to reconcile net income (loss) to net cash flows (used in) provided by operating activities:
Change in prepaid expenses and other assets	(85,977)	—
Change in accrued liabilities	88,673	—
Cash (used in) provided by operating activities	(100,537)	313

Cash flows from financing activities:
Issuance of common stock	20,082,968	—
Offering costs	(3,767,389)	—
Change in subscription cash received	(460,470)	—
Change in subscriptions for common stock	446,983	—
Change in payables to affiliates	2,158,017
Cash flows provided by financing activities	18,460,109	—

Net change in cash and cash equivalents	18,359,572	313
Cash and cash equivalents at beginning of period	201,313	201,000
Cash and cash equivalents at end of period	$18,560,885	$201,313

See Notes to Consolidated Financial Statements.

Behringer Harvard Opportunity REIT I, Inc.

Notes to Consolidated Financial Statements

1.                                      Business and Organization

Business

Behringer Harvard Opportunity REIT I, Inc. was organized in Maryland on November 23, 2004 and intends to qualify as a real estate investment trust (“REIT”).  We were formed primarily to invest in and operate real estate or real estate related assets on an opportunistic basis.  We are currently offering our common stock pursuant to a public offering that commenced on September 20, 2005 (the “Offering”) and is described below.

We commenced our Offering of shares of our common stock on September 20, 2005 and commenced operations on November 9, 2005 upon our acceptance of initial subscriptions for 441,204 shares of common stock, which satisfied the minimum offering requirement of $2,000,000 established for the Offering.  Prior to November 2005, we were considered a development stage entity.

Substantially all of our business will be conducted through Behringer Harvard Opportunity OP I, LP, a Texas limited partnership organized in November 2004 (“Behringer Harvard OP”).  We own a 0.1% interest in Behringer Harvard OP as its sole general partner.  The remaining 99.9% of Behringer Harvard OP is held as a limited partner’s interest by BHO Partners, LLC, a Delaware limited liability company, which is our wholly-owned subsidiary.

Our advisor is Behringer Harvard Opportunity Advisors I LP (“Behringer Opportunity Advisors”), a Texas limited partnership formed in 2004.  Behringer Opportunity Advisors is our affiliate responsible for managing our affairs on a day-to-day basis and for identifying and making acquisitions and investments on our behalf.

Organization

On September 20, 2005, we commenced a public offering of up to 40,000,000 shares of common stock to be offered at a price of $10 per share, pursuant to a Registration Statement on Form S-11 declared effective under the Securities Act of 1933.  The Registration Statement also covers the offering of up to 8,000,000 shares of common stock to be offered at a price of $9.50 per share pursuant to our distribution reinvestment plan.

Stockholders, after their initial purchase of shares, may elect to make cash investments of $25.00 or more in additional shares of common stock at regular intervals as part of the our automatic purchase plan.

As of December 31, 2005, we had accepted subscriptions for 2,034,005 shares of our common stock, including 21,739 shares owned by Behringer Harvard Holdings, LLC (“Behringer Holdings”).  As of December 31, 2005, we had no shares of preferred stock issued and outstanding.

We admit new stockholders pursuant to the Offering at least monthly.  All subscription proceeds are held in a separate account until the subscribing investors are admitted as stockholders.  Upon admission of new stockholders, subscription proceeds are transferred to operating cash and may be utilized as consideration for investments and the payment or reimbursement of dealer manager fees, selling commissions, organization and offering expenses and operating expenses.  Until required for such purposes, net offering proceeds are held in short-term, liquid investments.

We intend to use the proceeds from our Offering, after deducting offering expenses, primarily to acquire commercial properties, such as office buildings, shopping centers, business and industrial parks, manufacturing facilities, apartment buildings, warehouse and distribution facilities, and motel and hotel properties.

Unless liquidated earlier, we anticipate causing the shares of common stock to be listed for trading on a national securities exchange or for quotation on The Nasdaq National Market System or liquidating our real estate portfolio on or before the sixth anniversary of the termination of the Offering.  Depending upon the then- prevailing market conditions, it is our intention to consider beginning the process of liquidation within three to six years after the termination of the Offering.  In the event that we do not obtain such listing prior to the sixth anniversary of the termination of the Offering, unless a majority of our board of directors and a majority of our independent directors extend such date, our charter requires us to begin the sale of our properties and liquidation of our assets.

2.                                      Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  These estimates include such items as purchase price allocation for

Behringer Harvard Opportunity REIT I, Inc.

Notes to Consolidated Financial Statements

real estate acquisitions, impairment of long-lived assets, depreciation and amortization and allowance for doubtful accounts.  Actual results could differ from those estimates.

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include our accounts and the accounts of our subsidiaries.  All inter-company transactions, balances and profits have been eliminated in consolidation.  Interests in entities acquired are evaluated based on Financial Accounting Standards Board Interpretation (“FIN”) No. 46R “Consolidation of Variable Interest Entities,” which requires the consolidation of variable interest entities in which we are deemed to be the primary beneficiary.  If the interest in the entity is determined to not be a variable interest entity under FIN No. 46R, then the entities are evaluated for consolidation under the American Institute of Certified Public Accountants’ Statement of Position 78-9, “Accounting for Investments in Real Estate Ventures,” as amended by Emerging Issues Task Force 04-5, “Investor’s Accounting for an Investment in a Limited Partnership When the Investor Is the Sole General Partner and the Limited Partners Have Certain Rights.”

Real Estate

Upon the acquisition of real estate properties, we will allocate the purchase price of those properties to the tangible assets acquired, consisting of land and buildings, and identified intangible assets based on their relative fair values in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets.”  Identified intangible assets consist of the fair value of above-market and below-market leases, in-place leases, in-place tenant improvements and tenant relationships.  Initial valuations are subject to change until our information is finalized, which is no later than 12 months from the acquisition date.

The fair value of the tangible assets to be acquired, consisting of land and buildings, will be determined by valuing the property as if it were vacant, and the “as-if-vacant” value will then be allocated to land and buildings.  Land values will be derived from appraisals, and building values will be calculated as replacement cost less depreciation or management’s estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods.  The value of the building will be depreciated over the estimated useful life of 25 years using the straight-line method.

We will determine the value of above-market and below-market in-place leases for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of current market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable terms of the respective leases.  We will record the fair value of above-market and below-market leases as intangible assets or intangible liabilities, respectively, and amortize them as an adjustment to rental income over the remaining non-cancelable terms of the respective leases.

The total value of identified real estate intangible assets acquired will be further allocated to in-place lease values, in-place tenant improvements, in-place leasing commissions and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant.  The aggregate value for tenant improvements and leasing commissions will be based on estimates of these costs incurred at inception of the acquired leases, amortized through the date of acquisition.  The aggregate value of in-place leases acquired and tenant relationships will be determined by applying a fair value model.  The estimates of fair value of in-place leases will include an estimate of carrying costs during the expected lease-up periods for the respective spaces considering current market conditions.  In estimating the carrying costs that would have otherwise been incurred had the leases not been in place, management will include such items as real estate taxes, insurance and other operating expenses as well as lost rental revenue during the expected lease-up period based on current market conditions.  The estimates of the fair value of tenant relationships also will include costs to execute similar leases, including leasing commissions, legal and tenant improvements, as well as an estimate of the likelihood of renewal, as determined by management on a tenant-by-tenant basis.

We plan to amortize the value of in-place leases and in-place tenant improvements to expense over the initial term of the respective leases.  The value of tenant relationship intangibles will be amortized to expense over the initial term and any anticipated renewal periods, but in no event will the amortization period for intangible assets exceed the remaining depreciable life of the building.  Should a tenant terminate its lease, the unamortized portion of the in-place lease value and tenant relationship intangibles would be charged to expense.

Behringer Harvard Opportunity REIT I, Inc.

Notes to Consolidated Financial Statements

Cash and Cash Equivalents

We consider investments in highly-liquid money market funds with original maturities of three months or less to be cash equivalents.  The carrying amount of cash and cash equivalents reported on the balance sheet approximates fair value.

Restricted Cash

Restricted cash includes subscription proceeds that are held in a separate account until the subscribing investors are admitted as stockholders.  We admit new stockholders at least monthly.  Upon acceptance of stockholders, subscription proceeds are transferred to operating cash and may be utilized as consideration for investments and the payment or reimbursement of dealer manager fees, selling commissions, organization and offering expenses and operating expenses.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets include prepaid directors and officers insurance.

Impairments

For real estate we will wholly own, our management will monitor events and changes in circumstances indicating that the carrying amounts of the real estate assets may not be recoverable.  When such events or changes in circumstances are present, we will assess potential impairment by comparing estimated future undiscounted operating cash flows expected to be generated over the life of the asset and from its eventual disposition, to the carrying amount of the asset.  In the event that the carrying amount exceeds the estimated future undiscounted operating cash flows, we will recognize an impairment loss to adjust the carrying amount of the asset to estimated fair value.

For real estate we will own through an investment in a joint venture, tenant-in-common interest or other similar investment structure, at each reporting date, management will compare the estimated fair value of our investment to the carrying value.  An impairment charge will be recorded to the extent the fair value of our investment is less than the carrying amount and the decline in value is determined to be other than a temporary decline.  There were no impairment charges during the year ended December 31, 2005 and for the period from inception (November 23, 2004) through December 31, 2004.

Deferred Financing Fees

Deferred financing fees will be recorded at cost and will be amortized using a straight-line method that approximates the effective interest method over the life of the related debt.

Revenue Recognition

We will recognize rental income generated from all leases on real estate assets that we consolidate on a straight-line basis over the terms of the respective leases, including the effect of rent holidays, if any.  Some leases may contain provisions for the tenants’ payment of additional rent after certain tenant sales revenue thresholds are met.  Such contingent rent will be recognized as revenue after the related revenue threshold is met.

Offering Costs

Our advisor funds all of the organization and offering costs on our behalf.  We are required to reimburse them for such organization and offering costs up to 2% of the cumulative capital raised in the Offering.  Organization and offering costs include items such as legal and accounting fees, marketing, promotional and printing costs.  All offering costs are recorded as an offset to additional paid-in capital, and all organization costs are recorded as an expense at the time we become liable for the payment of these amounts.

Income Taxes

We currently account for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes (“SFAS 109”).  Under the liability method of SFAS 109, deferred taxes are determined based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the years the differences are expected to reverse.

Our management will evaluate plans to make an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, effective for our taxable year ending December 31, 2006.  We believe that, commencing with the taxable year for which such election is made, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code.

Behringer Harvard Opportunity REIT I, Inc.

Notes to Consolidated Financial Statements

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on income that we distribute currently to our stockholders.

Stock Based Compensation

We have one stock-based employee and director compensation plan.  We account for this plan under the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” and related interpretations.

Concentration of Credit Risk

At December 31, 2005, we had cash and cash equivalents and restricted cash in excess of federally insured levels on deposit in one financial institution.  We regularly monitor the financial stability of the financial institution and believe that we are not exposed to any significant credit risk in cash and cash equivalents or restricted cash.

Earnings per Share

Earnings per share are calculated based on the weighted average number of common shares outstanding during each period.  Our convertible stock was excluded from the calculation of earnings per share because the effect would be anti-dilutive for the year ended December 31, 2005 and for the period from inception (November 23, 2004) through December 31, 2004.

Reportable Segments

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for reporting financial and descriptive information about an enterprise’s reportable segments.  Our current business consists only of owning, managing, operating, leasing, acquiring, developing, investing in and disposing of real estate assets.  Management evaluates operating performance on an individual property level.  However, as each of our properties will have similar economic characteristics, our properties will be aggregated into one reportable segment.

3.                                      New Accounting Pronouncements

Financial Accounting Standards Board (“FASB”) No. 123R, “Share-Based Payment,” a revision to FASB No. 123 “Accounting for Stock-Based Compensation,” was issued in December 2004.  The Statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance.  This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions and requires the measurement and recognition of the cost of the employee services received in exchange for an award of equity instruments for goods or services.  The Statement is effective for us as of January 1, 2006.  The Statement is not expected to have a material effect on our financial condition, results of operations, or liquidity.

FASB Statement No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20 and FASB Statement No. 3, was issued in May 2005.  The Statement provides guidance on the accounting for and reporting of accounting changes and error corrections.  It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle.  This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.  This Statement is not expected to have a material effect on our financial condition, results of operations, or liquidity.

4.                                      Stockholders’ Equity

Capitalization

As of December 31, 2005, we were authorized to issue 350,000,000 shares of common stock, 50,000,000 shares of preferred stock and 1,000 shares of non-participating, non-voting, convertible stock (“Convertible Stock”).  All shares of such stock have a par value of $.0001 per share.  On November 23, 2004 (date of inception), we sold 1,000 shares of convertible stock and 21,739 shares of common stock to Behringer Holdings for $201,000 in cash.  The shares of Convertible Stock will be converted into shares of common stock if (1) the holders of the common stock have received distributions equal to the sum of the aggregate capital invested by such stockholders and a 10% cumulative, non-compounded, annual return on such capital contributions; or (2) the shares of common stock are listed for trading on a national securities exchange or for quotation on The Nasdaq National Market System.  Conversion of the Convertible Stock may be limited by our Board of Directors if it determines that full conversion may jeopardize our qualifications as a REIT.  The terms of the Convertible Stock provide that, generally, Behringer Holdings, as the holder of such shares, will receive shares of common stock with a value equal to 15% of the amount that the sum of the enterprise value, as defined, plus distributions paid to stockholders exceeds the sum of the capital invested by the stockholders and a 10% cumulative, non-

Behringer Harvard Opportunity REIT I, Inc.

Notes to Consolidated Financial Statements

compounded, annual return on such capital.  Our Board of Directors may authorize additional shares of capital stock and their characteristics without obtaining stockholder approval.

As of December 31, 2005, we had accepted subscriptions for 2,034,005 shares of our common stock, including 21,739 shares owned by Behringer Holdings.  As of December 31, 2005, we had no shares of preferred stock issued and outstanding.

Share Redemption Program

Our board of directors has authorized and adopted a share redemption program that enables our stockholders to sell their shares to us in limited circumstances after they have held them for at least one year.  The purchase price for the redeemed shares is set forth in the prospectus for our Offering of common stock.  Our board of directors reserves the right in its sole discretion at any time, and from time to time, to (1) waive the one-year holding period in the event of the death, disability or bankruptcy of a stockholder or other exigent circumstances, (2) reject any request for redemption, (3) change the purchase price for redemptions, or (4) terminate, suspend or amend the share redemption program.  Under the terms of the plan, during any calendar year, we will not redeem in excess of 5% of the weighted average number of shares outstanding during the prior calendar year.  In addition, our board of directors will determine whether we have sufficient cash from operations to repurchase shares, and such purchases will generally be limited to 1% of operating cash flow for the previous fiscal year plus proceeds of our distribution reinvestment plan.  As of December 31, 2005, no shares were redeemed.

5.                                      Stock Plans

2004 Stock Incentive Award Plan

The Behringer Harvard Opportunity REIT I, Inc. 2004 Amended and Restated Incentive Award Plan (Incentive Award Plan) approved by our board of directors on July 19, 2005 and by our stockholders on July 25, 2005, provides for the automatic grant of stock options to non-employee directors.  A total of 11,000,000 shares have been authorized and reserved for issuance under our Incentive Award Plan.  No awards have been granted under such plan as of December 31, 2005.

6.                                      Related Party Transactions

Certain of our affiliates receive fees and compensation in connection with the Offering.  The following is a summary of the related party fees and compensation we incurred during the year ended December 31, 2005.  No such fees were incurred in the period from November 23, 2004 (date of inception) through December 31, 2004.

		Total capitalized
	Total	to offering
	incurred	costs
For the year-ended ended December 31, 2005
Behringer Securities, commissions and dealer manager fees	$1,777,367	$1,777,367

Behringer Advisors I, organization and offering expenses	1,963,832	1,963,832

Total	$3,741,199	$3,741,199

Behringer Securities LP (“Behringer Securities”), our affiliated dealer-manager for the Offering, receives commissions of up to 7% of gross offering proceeds before reallowances of commissions earned by participating broker-dealers; provided that Behringer Securities will receive 1% of the gross proceeds of purchases pursuant to our distribution reinvestment plan.  Behringer Securities reallows 100% of the commissions earned to participating broker-dealers.  In addition, up to 2% of gross proceeds before reallowance to participating broker-dealers will be paid to Behringer Securities as a dealer manager fee; provided that Behringer Securities will not receive dealer manager fees pursuant to our distribution reinvestment plan.  Behringer Securities reallows a portion of its dealer manager fees of up to 1.5% of the gross offering proceeds to be paid to such participating broker-dealers as marketing fees, including bona fide conference fees incurred, and bona fide due diligence expense reimbursement.  In the year ended December 31, 2005, Behringer Securities’ commissions and dealer manager fees totaled $1,372,907 and $404,460, respectively and all were capitalized as offering costs in “Additional paid-in capital” on our balance sheet.  In the period ended December 31, 2004, there were no commissions and dealer manager fees paid to Behringer Securities, as the Offering did not commence until September 20, 2005.

Behringer Harvard Opportunity REIT I, Inc.

Notes to Consolidated Financial Statements

Behringer Opportunity Advisors, or its affiliates, receives up to 2% of gross offering proceeds for reimbursement of organization and offering expenses incurred in connection with the Offering.  For the year ended December 31, 2005, $1,963,832 of organization and offering expenses had been incurred by Behringer Opportunity Advisors on our behalf.  For the year ended December 31, 2005, organization and offering expenses reimbursable by us totaled $1,963,832, including $262,765 reimbursed and $1,701,067 of reimbursements payable. The $1,701,067 of offering costs payable as of December 31, 2005 is included in “Payables to affiliates” on our balance sheet.  All of the $1,963,832 of organization and offering expenses to be reimbursed by us through December 31, 2005 had been recorded as a reduction of additional paid-in capital.  In the period ended December 31, 2004, there were no organization and offering expenses paid, as the Offering did not commence until September 20, 2005.  Behringer Opportunity Advisors or its affiliates determines the amount of organization and offering expenses owed based on specific invoice identification as well as an allocation of costs to us and other Behringer Harvard programs, based on respective equity offering results of those entities.

Our advisor or its affiliates will also receive acquisition and advisory fees of 2.5% of the contract purchase price of each asset for the acquisition, development or construction of real property or, with respect to any mortgage loan, up to 2.5% of the funds advanced in respect of a loan.

Our advisor or its affiliates will also receive debt financing fees of 1% of the amount available to us under a debt financing originated, refinanced or assumed by or for us.  It is anticipated that our advisor will pay some or all of these fees to third parties with whom it subcontracts to coordinate financing with us.

Our advisor or its affiliates will also receive reimbursement of acquisition expenses up to 0.5% of the contract price of each asset, or with respect to a mortgage, up to 0.5% of the funds advanced.

We expect to pay HPT Management Services LP (“HPT Management”), our property manager and an affiliate of ours, fees for the management and leasing of our properties.  Such fees are expected to equal 4.5% of gross revenues plus leasing commissions based upon the customary leasing commission charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents is such area.

We will pay our advisor a monthly asset management fee of one-twelfth of 0.75% of aggregate asset value.

Our advisor or its affiliates also will be paid a disposition fee if our advisor provides a substantial amount of services, as determined by our independent directors, in connection with the sale of one or more properties.  In such event, we will pay our advisor (1) in the case of the sale of real property, the lesser of:  (A) one-half of the aggregate brokerage commission paid (including the subordinate disposition fee) or if none is paid, the amount that customarily would be paid, or (B) 3% of the sales price of each property sold, and (2) in the case of the sale of any asset other than real property, 3% of the sales price of such assets.  This fee shall not be earned or paid unless and until the investors have received total distributions in an amount equal to or in excess of the sum of the aggregate capital contributions by investors plus a 10% cumulative, non-compounded, annual return on such capital contributions.  Subordinated disposition fees that are not payable at the date of sale, because investors have not yet received their required minimum distributions, will be deferred and paid at such time as these subordination conditions have been satisfied.  In addition, after investors have received total distributions equal to or in excess of the sum of their aggregate capital contributions plus a 10% annual, cumulative, non-compounded return on such capital contributions, then our advisor is entitled to receive an additional participation in net sale proceeds fee equal to 15% of remaining net sale proceeds.  This amount is reduced by the value of any partial conversion of the Convertible Stock.  However, upon conversion in full of the Convertible Stock, we will not be required to pay any participation in net sale proceeds.

Also, upon listing of our common stock for trading on a national securities exchange or for quotation on The Nasdaq National Market System, an incentive listing fee up to 15% of the amount by which the market value of our outstanding stock plus distributions paid by us prior to listing, exceeds the sum of the aggregate capital contributions by investors plus a 10% annual, cumulative, non-compounded return on such capital contributions, will be paid to our advisor.  The incentive listing fee will be reduced by the value of the shares of common stock issued upon conversion of the Convertible Stock.  However, upon conversion in full of the Convertible Stock, we will not be required to pay any incentive listing fee.

In addition, upon termination of the advisory agreement with our advisor, a performance fee of 15% of the amount by which our appraised asset value at the time of such termination less our indebtedness, plus cash and cash equivalents at the time of termination plus total distributions paid to the our stockholders through the termination date exceeds the aggregate capital contributed by investors plus payment to the investors of a 10% annual, cumulative, non-compounded return on the capital contributed by investors will be paid to our advisor as a performance fee.  No performance fee will be paid if we have already paid or become obligated to pay our advisor an incentive listing fee.  The performance fee will be

Behringer Harvard Opportunity REIT I, Inc.

Notes to Consolidated Financial Statements

reduced by the value of the shares of common stock issued upon partial conversion of the Convertible Stock.  However, upon conversion in full of the Convertible Stock, we will not be required to pay any performance fee.

We will reimburse our advisor or its affiliates for all expenses paid or incurred by them in connection with the services they provide to us, subject to the limitation that we will not reimburse for any amount by which our advisor’s operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of:  (i) 2% of our average invested assets, or (ii) 25% of our net income.

We will pay a development fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project; provided, however, we will not pay a development fee to an affiliate of our advisor if our advisor or any of its affiliates elects to receive an acquisition and advisory fee based on the cost of such development.

We are dependent on Behringer Opportunity Advisors, Behringer Securities and HPT Management for certain services that are essential to us, including the sale of shares of our common stock, asset acquisition and disposition decisions, property management and leasing services and other general administrative responsibilities.  In the event that these companies were unable to provide us with the respective services, we would be required to obtain such services from other sources.

7.                                      Income Taxes

The provisions for current federal and state income taxes and deferred federal and state income taxes before and after the valuation allowance are as follows:

		From inception
		(November 23, 2004)
	Year ended	through
	December 31, 2005	December 31, 2004
Current expense (benefit) Federal and State	$—	$47
Deferred expense (benefit) Federal and State	(36,131)	—
Total income tax (benefit) before valuation allowance	(36,131)	47

Valuation allowance	36,131	—
Total income tax (benefit) after valuation allowance	$—	$47

The tax effects of temporary differences that give rise to significant portions of deferred tax assets at December 31, 2005 and 2004 are presented below:

		From inception
		(November 23, 2004)
	Year ended	through
	December 31, 2005	December 31, 2004

Deferred tax assets:
Net operating loss carryforwards	$34,557	$—
Basis difference in start-up, organization and other costs	1,574	—
Total deferred tax assets	36,131	—
Less valuation allowance	(36,131)	—
Net deferred tax assets	$—	$—

For the tax year ended December 31, 2005, we incurred operating losses that are carried forward for federal income tax purposes.  However, we intend to elect to be treated as a real estate investment trust for subsequent tax years and accordingly will not be subject to federal income tax, assuming that certain organizational and operating requirements are met.  As a result, we are not expecting to realize the future benefit of the deferred tax assets.  Consequently, the deferred tax assets have been fully reserved.

8.                                      Fair Value Disclosure of Financial Instruments

We determined the following disclosure of estimated fair values using available market information and appropriate valuation methodologies.  However, considerable judgment is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts

Behringer Harvard Opportunity REIT I, Inc.

Notes to Consolidated Financial Statements

that could be realized upon disposition of the financial instruments.  The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and cash equivalents and restricted cash are short term and/or highly liquid in nature.  Accordingly, fair value approximates the carrying values of these items.

The fair value estimate presented herein is based on information available to our management as of December 31, 2005. Although our management is not aware of any factors that would significantly affect the estimated fair value amount, such amount has not been comprehensively revalued for purposes of these consolidated financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

9.                                      Quarterly Results (Unaudited)

Presented below is a summary of the unaudited quarterly financial information for the year ended December 31, 2005 and the period from November 23, 2004 (date of inception) through December 31, 2004 (in thousands, except per share data):

	2005 Quarters Ended
	March 31	June 30	September 30	December 31

Revenues	$—	$—	$—	$—
Net income (loss)	$585	$(8,513)	$(1,607)	$(93,698)
Weighted average shares outstanding	21,739	21,739	21,739	629,124
Basic and diluted income (loss) per share	$0.03	$(0.40)	$(0.07)	$(0.15)

2004 Quarter Ended
December 31

Revenues	$—
Net income	$313
Weighted average shares outstanding	21,739
Basic and diluted income per share	$0.01

10.                               Subsequent Events

On March 9, 2006, we entered into a Property Acquisition Agreement with Behringer Opportunity Advisors, Behringer Harvard Strategic Opportunity Fund II LP, a Texas limited partnership (“Behringer Strategic Fund II”) and Behringer Harvard Strategic Advisors II LP, a Texas limited partnership (“Behringer Strategic Advisors II”).  The property acquisition agreement provides that we have an exclusive right of first refusal to acquire each and every Investment Asset.  An Investment Asset is defined as real estate or real estate related assets or other investment opportunities that are potentially suitable for both us and Behringer Strategic Fund II.

On March 9, 2006, Behringer Harvard OP and HPT Management entered into an Amended and Restated Property Management and Leasing Agreement (the “Amended Property Management Agreement”).  The Amended Property Management Agreement provides that in circumstances where the seller of a property requires us to retain a third party property manager, often an affiliate of the seller, as a condition to the sale of such property, we will pay HPT Management an oversight fee equal to 1% of the gross revenues generated by that property in addition to any fees paid to the third party property manager.  In no event will we pay both a property management fee and an oversight fee to HPT Management with respect to any particular property.

On March 1, 2006, we acquired a two-story office building containing approximately 70,705 rentable square feet (unaudited) and 12 below-grade executive parking spaces and surface parking for 257 vehicles located on approximately 6.14 acres (unaudited) of land in Minnetonka, Minnesota (the “Whitewater Property”).  The purchase price of the Whitewater Property was approximately $9,000,000, excluding closing costs.  We used proceeds from the Offering to pay the entire purchase price and all closing costs of the acquisition.

*****

Behringer Harvard Opportunity REIT I, Inc.

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2006	2005

Assets
Real estate
Land	$3,451,715	$—
Buildings, net	30,848,877	—
Real estate under development	17,379,912	—
Total real estate	51,680,504	—

Cash and cash equivalents	86,179,385	18,560,885
Restricted cash	1,992,215	460,470
Accounts receivable	750,771	—
Prepaid expenses and other assets	90,309	85,977
Escrow deposits	360,500	—
Deferred financing fees, net	1,006,081	—
Lease intangibles, net	4,407,835	—
Total assets	$146,467,600	$19,107,332

Liabilities and stockholders’ equity
Liabilities
Mortgages payable	$23,778,459	$—
Accounts payable	1,005,739	—
Payables to affiliates	2,550,135	2,158,017
Acquired below-market leases, net	2,062,410	—
Dividends payable	205,230	—
Accrued liabilities	992,382	88,673
Subscriptions for common stock	451,781	446,983
Total liabilities	31,046,136	2,693,673

Commitments and contingencies

Minority interest	116,154	—

Stockholders’ equity
Preferred stock, $.0001 par value per share; 50,000,000 shares authorized, none outstanding	—	—
Convertible stock, $.0001 par value per share; 1,000 shares authorized, 1,000 shares issued and outstanding	—	—
Common stock, $.0001 par value per share; 350,000,000 shares authorized, 13,107,787 and 2,034,005 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	1,311	203
Additional paid-in capital	114,591,348	16,516,376
Cumulative distributions and retained earnings (deficit)	712,651	(102,920)
Total stockholders’ equity	115,305,310	16,413,659
Total liabilities and stockholders’ equity	$146,467,600	$19,107,332

See Notes to Consolidated Financial Statements.

Behringer Harvard Opportunity REIT I, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Rental revenue	$1,316,884	$—	$1,791,128	$—

Expenses
Property operating expenses	564,863	—	700,505	—
Interest expense	127,665	—	127,665	—
Real estate taxes	109,362	—	190,878	—
Property management fees	38,194	—	57,841	—
Asset management fees	65,416	—	87,396	—
General and administrative	206,845	2,478	578,613	11,457
Depreciation and amortization	403,056	—	577,309	—
Total expenses	1,515,401	2,478	2,320,207	11,457

Interest income	885,094	871	1,786,905	1,922
Minority interest	130,697	—	130,697	—

Net income (loss)	$817,274	$(1,607)	$1,388,523	$(9,535)

Weighted average shares outstanding:
Basic	11,340,747	21,739	7,701,098	21,739
Diluted	11,367,997	21,739	7,716,576	21,739

Earnings (loss) per share:
Basic	$0.07	$(0.07)	$0.18	$(0.44)
Diluted	$0.07	$(0.07)	$0.18	$(0.44)

See Notes to Consolidated Financial Statements.

Behringer Harvard Opportunity REIT I, Inc.

Consolidated Statements of Stockholders’ Equity

(Unaudited)

						Cumulative
						Distributions
	Convertible Stock		Common Stock		Additional	and Retained	Total
	Number of	Par	Number of	Par	Paid-In	Earnings	Stockholders’
	Shares	Value	Shares	Value	Capital	(Deficit)	Equity

Balance at January 1, 2005	1,000	$—	21,739	$2	$200,998	$313	$201,313

Issuance of common stock, net	—	—	2,012,266	201	16,315,378	—	16,315,579

Net loss	—	—	—	—	—	(103,233)	(103,233)

Balance at December 31, 2005	1,000	—	2,034,005	203	16,516,376	(102,920)	16,413,659

Issuance of common stock, net	—	—	11,043,967	1,105	97,794,319	—	97,795,424

Distributions declared on common stock	—	—	—	—	—	(572,952)	(572,952)

Shares issued pursuant to Distribution Reinvestment Plan, net	—	—	29,815	3	280,653	—	280,656

Net income	—	—	—	—	—	1,388,523	1,388,523

Balance at September 30, 2006	1,000	$—	13,107,787	$1,311	$114,591,348	$712,651	$115,305,310

See Notes to Consolidated Financial Statements.

Behringer Harvard Opportunity REIT I, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine months	Nine months
	ended	ended
	September 30, 2006	September 30, 2005

Cash flows from operating activities:
Net income (loss)	$1,388,523	$(9,535)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation and amortization	449,875	—
Amortization of deferred financing fees	3,802	—
Minority interest	(130,697)	—
Change in accounts receivable	(750,771)	—
Change in prepaid expenses and other assets	89,500	(1,321)
Change in accounts payable	1,005,739	—
Change in accrued liabilities	646,410	—
Cash provided by (used in) operating activities	2,702,381	(10,856)

Cash flows from investing activities:
Purchases of real estate	(36,932,424)	—
Escrow deposits on real estate to be acquired	(360,500)	—
Capital expeditures of properties under development of consolidated borrowers	(17,379,912)	—
Change in restricted cash	(1,540,434)	—
Cash used in investing activities	(56,213,270)	—

Cash flows from financing activities:
Financing costs	(1,009,883)	—
Proceeds from mortgage payable	18,000,000	—
Proceeds from mortgages of consolidated borrowers	5,778,459	—
Issuance of common stock	110,127,445	—
Offering costs	(12,332,021)	—
Distributions	(87,066)	—
Contributions from minority interest holders	246,851	—
Change in subscriptions for common stock	4,798	—
Change in subscription cash received	8,688	—
Change in payables to affiliates	392,118	15,000
Cash provided by financing activities	121,129,389	15,000

Net change in cash and cash equivalents	67,618,500	4,144
Cash and cash equivalents at beginning of period	18,560,885	201,313
Cash and cash equivalents at end of period	$86,179,385	$205,457

Supplemental disclosure:
Interest paid, net of amounts capitalized	$16,997	$—

Non-cash financing activities:
Common stock issued in distribution reinvestment plan	$280,656	$—

See Notes to Consolidated Financial Statements.

Behringer Harvard Opportunity REIT I, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

1.                   Organization

Behringer Harvard Opportunity REIT I, Inc. (which may be referred to as the “Company,” “we,” “us,” or “our”) was organized in Maryland on November 23, 2004 and intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes.  We were formed primarily to invest in and operate real estate or real estate related assets on an opportunistic basis.  We are currently offering our common stock pursuant to a public offering that commenced on September 20, 2005 (the “Offering”) and is described below.

We commenced our Offering of shares of our common stock on September 20, 2005 and commenced operations on November 9, 2005 upon our acceptance of initial subscriptions for 441,204 shares of common stock, which satisfied the minimum offering requirement of $2,000,000 established for the Offering.

Substantially all of our business is conducted through Behringer Harvard Opportunity OP I, LP, a Texas limited partnership organized in November 2004 (“Behringer Harvard OP”).  We own a 0.1% interest in Behringer Harvard OP as its sole general partner.  The remaining 99.9% of Behringer Harvard OP is held as a limited partner’s interest by BHO Partners, LLC, a Delaware limited liability company, which is our wholly-owned subsidiary.

Our advisor is Behringer Harvard Opportunity Advisors I LP (“Behringer Opportunity Advisors”), a Texas limited partnership organized in 2004.  Behringer Opportunity Advisors is our affiliate and is responsible for managing our affairs on a day-to-day basis and for identifying and making acquisitions and investments on our behalf.

2.                   Public Offering

On September 20, 2005, we commenced a public offering of up to 40,000,000 shares of common stock at a price of $10 per share pursuant to a Registration Statement on Form S-11 filed under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement also covers the offering of up to 8,000,000 shares of common stock to be offered at a price of $9.50 per share pursuant to our distribution reinvestment plan (the “DRIP”).

Stockholders, after their initial purchase of shares, may elect to purchase additional shares of common stock at regular intervals as part of our automatic purchase plan.

As of September 30, 2006, we had accepted subscriptions for 13,107,787 shares of our common stock, including 21,739 shares owned by Behringer Harvard Holdings, LLC (“Behringer Holdings”) and 29,815 shares through the DRIP.  As of September 30, 2006, we had 1,000 shares of non-participating, non-voting convertible stock (“Convertible Stock”) issued and outstanding and no shares of preferred stock issued and outstanding.

We admit new stockholders pursuant to the Offering at least monthly.  All subscription proceeds are held in a separate account until the subscribing investors are admitted as stockholders.  Upon admission of new stockholders, subscription proceeds are transferred to operating cash and may be utilized as consideration for investments and the payment or reimbursement of dealer manager fees, selling commissions, organization and offering expenses and operating expenses.  Until required for such purposes, net offering proceeds are held in short-term, liquid investments.

We intend to use the proceeds from our Offering, after deducting offering expenses, primarily to acquire commercial properties, such as office buildings, shopping centers, business and industrial parks, manufacturing facilities, apartment buildings, warehouse and distribution facilities, and motel and hotel properties.

Our common stock is not currently listed on a national exchange.  Unless liquidated earlier, our management anticipates listing the common stock on a national securities exchange or for quotation on the Nasdaq National Market System (or any successor market or exchange) or liquidating our real estate portfolio on or before the sixth anniversary of the termination of the Offering.  Depending upon the then-prevailing market conditions, it is the intention of our management to consider beginning the process of listing or liquidating within three to six years after the termination of the Offering.  In the event that we do not obtain such listing prior to the sixth anniversary of the termination of the Offering, unless a majority of our board of directors and a majority of our independent directors extend such date, our charter requires us to begin the sale of our properties and liquidation of our assets.

3.                   Interim Unaudited Financial Information

The accompanying consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2005, which was

Behringer Harvard Opportunity REIT I, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

filed with the Securities and Exchange Commission (“SEC”).  Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to the rules and regulations of the SEC.

The results for the interim periods shown in this report are not necessarily indicative of future financial results.  The accompanying consolidated balance sheet and consolidated statement of stockholders’ equity as of September 30, 2006 and consolidated statements of operations and cash flows for the periods ended September 30, 2006 and 2005 have not been audited by our independent registered public accounting firm.  In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments necessary to present fairly our consolidated financial position as of September 30, 2006 and December 31, 2005 and our consolidated results of operations and cash flows for the periods ended September 30, 2006 and 2005.

4.                   Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  These estimates include such items as purchase price allocation for real estate acquisitions, impairment of long-lived assets, depreciation and amortization and allowance for doubtful accounts.  Actual results could differ from those estimates.

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include our accounts and the accounts of our subsidiaries.  All inter-company transactions, balances and profits have been eliminated in consolidation.  Interests in entities acquired are evaluated based on Financial Accounting Standards Board Interpretation (“FIN”) No. 46R “Consolidation of Variable Interest Entities,” which requires the consolidation of variable interest entities in which we are deemed to be the primary beneficiary.  If the interest in the entity is determined to not be a variable interest entity under FIN No. 46R, then the entities are evaluated for consolidation under the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 78-9, “Accounting for Investments in Real Estate Ventures,” as amended by Emerging Issues Task Force (“EITF”) 04-5, “Investor’s Accounting for an Investment in a Limited Partnership When the Investor Is the Sole General Partner and the Limited Partners Have Certain Rights.”

Real Estate

Upon the acquisition of real estate properties, we allocate the purchase price of those properties to the tangible assets acquired, consisting of land and buildings, and identified intangible assets based on their relative fair values in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets.”  Identified intangible assets consist of the fair value of above-market and below-market leases, in-place leases and tenant relationships.  Initial valuations are subject to change until our information is finalized, which is no later than 12 months from the acquisition date.

The fair value of the tangible assets acquired, consisting of land and buildings, is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and buildings.  Land values are derived from appraisals, and building values are calculated as replacement cost less depreciation or management’s estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods.  The value of the building is depreciated over the estimated useful life of 25 years using the straight-line method.  Accumulated depreciation associated with the tangible assets of our wholly-owned properties was approximately $327,000 at September 30, 2006.

We determine the value of above-market and below-market in-place leases for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) management’s estimate of current market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable terms of the respective leases.  We record the fair value of above-market and below-market in-place leases as intangible assets or intangible liabilities, respectively, and amortize them as an adjustment to rental income over the remaining non-cancelable terms of the respective leases.

Behringer Harvard Opportunity REIT I, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

The total value of identified real estate intangible assets acquired is further allocated to in-place lease values and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant.  The aggregate value for tenant improvements and leasing commissions is based on estimates of these costs incurred at inception of the acquired leases, amortized through the date of acquisition.  The aggregate value of in-place leases acquired and tenant relationships is determined by applying a fair value model.  The estimates of fair value of in-place leases include an estimate of carrying costs during the expected lease-up periods for the respective spaces considering current market conditions.  In estimating the carrying costs that would have otherwise been incurred had the leases not been in place, management includes such items as real estate taxes, insurance and other operating expenses, as well as lost rental revenue during the expected lease-up period based on current market conditions.  The estimates of the fair value of tenant relationships also include costs to execute similar leases, including leasing commissions, legal and tenant improvements, as well as an estimate of the likelihood of renewal as determined by management on a tenant-by-tenant basis.

We amortize the value of in-place leases to expense over the initial term of the respective leases.  The value of tenant relationship intangibles is amortized to expense over the initial term and any anticipated renewal periods, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building.  Should a tenant terminate its lease, the unamortized portion of the in-place lease value and tenant relationship intangibles would be charged to expense.  The remaining estimated useful lives of our acquired lease intangibles as of September 30, 2006 range from 2.9 years to 8.5 years.

Accumulated amortization associated with the acquired lease intangibles of our consolidated properties was approximately $123,000 at September 30, 2006.

Anticipated amortization associated with acquired lease intangibles for the period from October 1 through December 31, 2006 and for each of the following four years ended December 31 is as follows:

Lease
Intangibles
October 1, 2006 - December 31, 2006	$75,530
2007	302,121
2008	302,121
2009	279,597
2010	267,173

As of September 30, 2006, accumulated depreciation and amortization related to wholly-owned real estate assets and related lease intangibles were as follows:

			Acquired
	Building and	In-Place	Below-Market
	Improvements	Leases	Leases
Cost	$31,176,150	$4,657,871	$(2,189,844)
Less: depreciation and amortization	(327,273)	(250,036)	127,434
Net	$30,848,877	$4,407,835	$(2,062,410)

Cash and Cash Equivalents

We consider investments in highly-liquid money market funds with original maturities of three months or less to be cash equivalents.  The carrying amount of cash and cash equivalents reported on the balance sheet approximates fair value.

Restricted Cash

Restricted cash includes subscription proceeds that are held in a separate account until the subscribing investors are admitted as stockholders.  We admit new stockholders at least monthly.  Upon acceptance of stockholders, subscription proceeds are transferred to operating cash and may be utilized as consideration for investments and the payment or reimbursement of dealer manager fees, selling commissions, organization and offering expenses and operating expenses.  Restricted cash as of September 30, 2006 also includes approximately $1.5 million held in an escrow account, as required by our lenders, for real estate taxes and other reserves for our consolidated properties.

Behringer Harvard Opportunity REIT I, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

Accounts Receivable

Accounts receivable primarily consist of receivables from tenants related to our wholly-owned properties.  There was no allowance for doubtful accounts as of September 30, 2006.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets includes prepaid insurance and real estate taxes of our consolidated properties.

Escrow Deposits

Escrow deposits include deposits for the purchase of properties that we have contracted to acquire.

Investment Impairments

For real estate we wholly own, our management monitors events and changes in circumstances indicating that the carrying amounts of the real estate assets may not be recoverable.  When such events or changes in circumstances are present, we assess potential impairment by comparing estimated future undiscounted operating cash flows expected to be generated over the life of the asset and from its eventual disposition to the carrying amount of the asset.  In the event that the carrying amount exceeds the estimated future undiscounted operating cash flows, we recognize an impairment loss to adjust the carrying amount of the asset to estimated fair value.

For any real estate we may own through an investment in a joint venture, tenant-in-common (“TIC”) interest or other similar investment structure, at each reporting date management will compare the estimated fair value of our investment to the carrying value.  An impairment charge will be recorded to the extent the fair value of our investment is less than the carrying amount and the decline in value is determined to be other than a temporary decline.  There were no impairment charges during the three and nine months ended September 30, 2006 and 2005.

Deferred Financing Fees

Deferred financing fees are recorded at cost and are amortized using a straight-line method that approximates the effective interest method over the life of the related debt.  Accumulated amortization of deferred financing fees was approximately $4,000 as of September 30, 2006.

Revenue Recognition

We recognize rental income generated from leases on real estate assets on the straight-line basis over the terms of the respective leases, including the effect of rent holidays, if any.  The total net increase to rental revenues due to straight-line rent adjustments for the three months ended September 30, 2006 was approximately $34,000.  The total net increase to rental revenues due to straight-line rent adjustments for the nine months ended September 30, 2006 was approximately $49,000.  As discussed above, our rental revenue also includes amortization of above- and below-market in-place leases.

Organizational and Offering Costs

Our advisor funds organization and offering costs on our behalf.  We are required to reimburse our advisor for such organization and offering costs up to 2% of the cumulative capital raised in the Offering.  Organization and offering costs include items such as legal and accounting fees, marketing, promotional and printing costs.  All offering costs are recorded as an offset to additional paid-in capital, and all organization costs are recorded as an expense at the time we become liable for the payment of these amounts.

Income Taxes

We currently account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes.  Under the liability method of SFAS No. 109, deferred taxes are determined based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the years the differences are expected to reverse.

Our management will evaluate plans to make an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, effective for our taxable year ending December 31, 2006.  We believe that, commencing with the taxable year for which such election is made, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code.  Therefore, tax expense is not reflected in the statement of operations for the three and nine months ended September 30, 2006.

Behringer Harvard Opportunity REIT I, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on income that we distribute currently to our stockholders.

Stock-Based Compensation

We have a stock-based incentive award plan for our directors and consultants and employees, directors and consultants of our affiliates.  We account for this plan under the “modified prospective” method of SFAS No. 123R, “Share-Based Payment.”  In the “modified prospective” method, compensation cost is recognized for all share-based payments granted after the effective date and for all unvested awards granted prior to the effective date.  In accordance with SFAS No. 123R, prior period amounts were not restated.  SFAS No. 123R also requires the tax benefits associated with these share-based payments to be classified as financing activities in the Consolidated Statements of Cash Flows, rather than as operating cash flows as required under previous regulations.  For the nine months ended September 30, 2006, we had no significant compensation cost related to this incentive award plan.

Concentration of Credit Risk

At September 30, 2006, we had cash and cash equivalents and restricted cash in excess of federally insured levels on deposit in four financial institutions.  We regularly monitor the financial stability of the financial institutions and believe that we are not exposed to any significant credit risk in cash and cash equivalents or restricted cash.

Minority Interest

We hold a primary beneficiary interest as a lender in certain variable interest entities that own real estate properties and thus, consolidate the accounts with and into our accounts.  Minority interest represents the non-controlling ownership interest’s proportionate share of the equity in real estate properties consolidated under FIN No. 46R.  Income and losses are allocated to minority interest holders based on their ownership.

Earnings per Share

Earnings per share (“EPS”) are calculated based on the weighted average number of shares outstanding during each period.  Diluted EPS includes the effects of dilutive stock options and Convertible Stock outstanding during each period using the treasury stock method.

The following table sets forth the reconciliation between weighted average shares outstanding used for calculating basic and diluted earnings per share for the three and nine months ended September 30, 2006.  The weighted average shares outstanding used to calculate both basic and diluted loss per share were the same for the three and nine months ended September 30, 2005, as the potential effect of Convertible Stock would have been anti-dilutive.

	Three months	Nine months
	ended	ended
	September 30, 2006	September 30, 2006

Weighted average shares for basic earnings per share	11,340,747	7,701,098
Effect of stock options	26,250	14,478
Effect of convertible stock	1,000	1,000
Weighted average shares for diluted earnings per share	11,367,997	7,716,576

Reportable Segments

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for reporting financial and descriptive information about an enterprise’s reportable segments.  Our current business consists only of owning, managing, operating, leasing, acquiring, developing, investing in and disposing of real estate assets.  Management evaluates operating performance on an individual property level.  However, as each of our properties will have similar economic characteristics, our properties will be aggregated into one reportable segment.

5.                                      Acquisitions

On March 1, 2006, we acquired a two-story office building containing approximately 70,705 rentable square feet, located on approximately 6.14 acres of land in Minnetonka, Minnesota (the “Whitewater Property”).  The contract purchase

Behringer Harvard Opportunity REIT I, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

price of the Whitewater Property was approximately $9,000,000, excluding closing costs.  We used proceeds from the Offering to pay the entire purchase price and all closing costs of the acquisition.

On July 13, 2006, we acquired an eight-story office building containing approximately 226,338 rentable square feet located on approximately 12.6 acres of land in Middleton, Massachusetts (the “Ferncroft Corporate Center”).  The contract purchase price of Ferncroft Corporate Center, exclusive of closing costs and initial escrows, was approximately $27,000,000.  We used proceeds from the Offering to pay the entire purchase price and all closing costs of the acquisition.

6.                                      Variable Interest Entities

During the three months ended September 30, 2006, we agreed to provide secured mezzanine financing with an aggregate principal amount up to $22,679,561 to unaffiliated third-party entities that own real estate under development (the “Alexan Voss” and “Alexan Black Mountain” properties, respectively).  These entities also have secured construction loans with third-party lenders, with an aggregate principal amount up to $68,611,066.  Our mezzanine loans are subordinate to the construction loans.  In addition, we have entered into option agreements allowing us to purchase the ownership interests in Alexan Voss and Alexan Black Mountain after each project’s substantial completion.

The loans will finance the acquisition and development of apartment communities in Houston, Texas and Henderson, Nevada.  The Alexan Voss project in Houston, Texas consists of two parcels of land for development, known as La Scala and Hart.  The owners of Alexan Voss acquired the La Scala parcel on September 22, 2006 and the Hart parcel on October 5, 2006.  The owners of the Alexan Black Mountain project in Henderson, Nevada acquired land for development on September 29, 2006.  These acquisitions were financed primarily by the mezzanine and construction loans.

Based on our evaluation, we have determined that these entities meet the criteria of variable interest entities under FIN No. 46R and that we are the primary beneficiary of these variable interest entities.  Therefore, we have consolidated the entities, including the related real estate assets and third-party construction financing.  As of September 30, 2006, there is $17,379,912 of real estate under development related to Alexan Voss and Alexan Black Mountain, which collateralizes the outstanding principal balance of the construction loans of $5,778,459.  The third-party construction lenders have no recourse to the general credit of us as the primary beneficiary, but their loans are guaranteed by the owners of the variable interest entities.  As of September 30, 2006, the outstanding principal balance under our mezzanine loans was $12,035,926, which is eliminated, along with accrued interest, upon consolidation.

7.                                      Capitalized Costs

On September 22, 2006, we entered into mezzanine loan agreements with unaffiliated third-party entities for the acquisition and development of the La Scala parcel of the Alexan Voss project.  The site is being developed as a 154-unit apartment project in Houston, Texas.  The first apartment units are projected to be completed in the first quarter of 2008.  Certain development costs associated with Alexan Voss have been capitalized on our balance sheet at September 30, 2006.  For the nine months ended September 30, 2006 we capitalized a total of approximately $7,779,000 in costs associated with the development of Alexan Voss.  Capitalized costs include interest, property taxes, insurance and construction costs.  For the three and nine months ended September 30, 2006, we capitalized $14,388 in interest for Alexan Voss.

On September 29, 2006, we entered into mezzanine loan agreements with unaffiliated third-party entities for the acquisition and development of Alexan Black Mountain.  The site is being developed as a 213-unit apartment project in Henderson, Nevada.  The first apartment units are projected to be completed in late 2007.  Certain development costs associated with Alexan Black Mountain have been capitalized on our balance sheet at September 30, 2006.  For the nine months ended September 30, 2006 we capitalized a total of approximately $9,601,000 in costs associated with the development of Alexan Black Mountain.  Capitalized costs include interest, property taxes, insurance and construction costs.  For the three and nine months ended September 30, 2006, we capitalized $3,430 in interest for Alexan Black Mountain.

8.                                      Mortgages Payable

The following table sets forth our mortgages payable on wholly-owned properties and properties consolidated under FIN No. 46R at September 30, 2006:

Behringer Harvard Opportunity REIT I, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

		Fixed
	Balance as of	Interest	Maturity
Description	September 30, 2006	Rate	Date
Ferncroft Corporate Center	$18,000,000	6.330%	9/1/2013
Alexan Voss	5,777,459	Prime (1)	3/22/2010
Alexan Black Mountain	1,000	Prime (1)	9/29/2009
	$23,778,459

(1)                                  Prime rate at September 30, 2006 was 8.25%.

As of September 30, 2006, we were in compliance with the debt covenants under our loan agreements.

9.                                      Stockholders’ Equity

Capitalization

As of September 30, 2006, our authorized capital was 350,000,000 shares of common stock, 50,000,000 shares of preferred stock and 1,000 shares of Convertible Stock.  All shares of such stock have a par value of $.0001 per share.  As of September 30, 2006, we had issued 13,107,787 shares of our common stock, including 21,739 shares owned by Behringer Holdings and 29,815 shares through our DRIP.  As of September 30, 2006, we had 1,000 shares of our Convertible Stock issued and outstanding and no shares of preferred stock issued and outstanding.

As of September 30, 2006, we had options to purchase 26,250 shares of stock outstanding at a weighted average exercise price of $9.10.  On November 23, 2004 (date of inception), we sold 1,000 shares of Convertible Stock and 21,739 shares of common stock to Behringer Holdings for $201,000 in cash.  The shares of Convertible Stock will be converted into shares of common stock if (1) the holders of the common stock have received distributions equal to the sum of the aggregate capital invested by such stockholders and a 10% cumulative, non-compounded, annual return on such capital contributions; or (2) the shares of common stock are listed for trading on a national securities exchange or for quotation on the Nasdaq National Market System (or any successor market or exchange).  Conversion of the Convertible Stock may be limited by our board of directors if it determines that full conversion may jeopardize our qualification as a REIT.  The terms of the Convertible Stock provide that, generally, Behringer Holdings, as the holder of such shares, will receive shares of common stock with an aggregate value equal to 15% of the amount by which (1) our enterprise value, including the total amount of distributions paid to our stockholders, exceeds (2) the sum of the aggregate capital invested by our stockholders plus a 10% cumulative, non-compounded, annual return on such capital.  Our board of directors may authorize additional shares of capital stock and their characteristics without obtaining stockholder approval.

Share Redemption Program

Our board of directors has authorized and adopted a share redemption program that enables our stockholders to sell their shares to us in limited circumstances after they have held them for at least one year.  The purchase price for the redeemed shares is set forth in the prospectus for the Offering of our common stock.  Our board of directors reserves the right in its sole discretion at any time, and from time to time, to (1) waive the one-year holding period in the event of the death, disability or bankruptcy of a stockholder or other exigent circumstances, (2) reject any request for redemption, (3) change the purchase price for redemptions, or (4) terminate, suspend or amend the share redemption program.  Under the terms of the program, during any calendar year, we will not redeem in excess of 5% of the weighted average number of shares outstanding during the prior calendar year.  In addition, our board of directors will determine whether we have sufficient cash from operations to repurchase shares, and such purchases will generally be limited to proceeds of our DRIP plus 1% of operating cash flow for the previous fiscal year.  As of September 30, 2006, no shares had been redeemed.  The provisions of the share redemption program in no way limit our ability to repurchase shares from stockholders by any other legally available means for any reason that our board of directors, in its discretion, deems to be in our best interest.

Incentive Award Plan

The Behringer Harvard Opportunity REIT I, Inc. Amended and Restated 2004 Incentive Award Plan (“Incentive Award Plan”) was approved by our board of directors on July 19, 2005 and by our stockholders on July 25, 2005, and provides for equity awards to our directors and consultants and employees, directors and consultants of our affiliates.  A total of 11,000,000 shares have been authorized and reserved for issuance under our Incentive Award Plan.  An option to acquire 1,250 shares was awarded to an independent board member on February 17, 2006 when he was elected to our board of directors.  In

Behringer Harvard Opportunity REIT I, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

addition, on that date, an option to acquire 5,000 shares of our common stock was awarded to each of the other two independent board members. On June 29, 2006, an option to acquire an additional 5,000 shares of our common stock was awarded to each of the three independent board members.  Options to purchase 26,250 shares of stock were outstanding as of September 30, 2006 at a weighted average exercise price of $9.10.

Distributions

We initiated the payment of monthly distributions in August 2006 in the amount of a 2% annualized rate of return, based on an investment in our common stock of $10.00 per share and calculated on a daily record basis of $0.0005479 per share.  Pursuant to our DRIP, stockholders may elect to reinvest any cash distribution in additional shares of common stock.  We record all distributions when declared, except that the stock issued through the DRIP is recorded when the shares are actually issued.

The following are the distributions declared during the nine months ended September 30, 2006:

2006	Total	Cash	DRIP
1st Quarter	$—	$—	$—
2nd Quarter	—	—	—
3rd Quarter	572,952	131,669	441,283
Total	$572,952	$131,669	$441,283

10.                               Related Party Arrangements

Certain of our affiliates receive fees and compensation in connection with the Offering.  The following is a summary of the related party fees and compensation we incurred during the nine months ended September 30, 2006.  No such fees were incurred in the nine months ended September 30, 2005.

			Total
		Total reduction	capitalized	Total
	Total	of additional	to deferred	capitalized	Total
For the nine months ended September 30, 2006	incurred	paid-in capital	financing fees	to real estate	expensed
Behringer Securities, commissions and dealer manager fees	$9,638,458	$9,638,458	$—	$—	$—
Behringer Opportunity Advisors, reimbursement of organization and offering expenses	2,241,110	2,229,720	—	—	11,390
Behringer Opportunity Advisors, acquisition, advisory fees and expenses	1,441,077	—	—	1,441,077	—
HPT Management, property management and leasing fees	57,841	—	—	—	57,841
Behringer Opportunity Advisors, asset management fees	87,396	—	—	—	87,396
Behringer Opportunity Advisors, debt financing fee	180,000	—	180,000	—	—
Total	$13,645,882	$11,868,178	$180,000	$1,441,077	$156,627

Behringer Securities LP (“Behringer Securities”), our affiliated dealer-manager for the Offering, receives commissions of up to 7% of gross offering proceeds before reallowances of commissions earned by participating broker-dealers; provided that Behringer Securities will receive 1% of the gross proceeds of purchases pursuant to our DRIP.  Behringer Securities reallows 100% of the commissions earned to participating broker-dealers.  In addition, up to 2% of gross proceeds before reallowance to participating broker-dealers will be paid to Behringer Securities as a dealer manager fee; provided that Behringer Securities will not receive dealer manager fees pursuant to our DRIP.  Behringer Securities may reallow all or a portion of its dealer manager fees in an aggregate amount up to 2% of gross offering proceeds to broker-dealers participating in the offering; provided, however, that Behringer Securities may reallow, in the aggregate, no more than 1.5% of gross offering proceeds for marketing fees and expenses, conference fees and non-itemized, non-invoiced due diligence efforts, and no more than 0.5% of gross offering proceeds for actual out-of-pocket and bona fide, separately invoiced due diligence expenses incurred as fees, costs or other expenses from third parties.  In the nine months ended September 30, 2006, Behringer Securities’ commissions and dealer manager fees totaled approximately $7,409,000 and $2,229,000, respectively and all were capitalized as offering costs in additional paid-in capital on our balance sheet.  In the nine months ended September 30, 2005, there were no commissions and dealer manager fees paid to Behringer Securities, as the Offering did not commence until September 20, 2005 and the first acceptance of investor subscriptions did not occur until November 9, 2005.

Behringer Harvard Opportunity REIT I, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

Behringer Opportunity Advisors, or its affiliates, receives up to 2% of gross offering proceeds for reimbursement of organization and offering expenses incurred in connection with the Offering.  As of September 30, 2006, approximately $4,501,000 of organization and offering expenses had been incurred by Behringer Opportunity Advisors on our behalf.  As of September 30, 2006, organization and offering expenses reimbursable by us totaled approximately $4,501,000, including approximately $2,646,000 reimbursed and approximately $1,855,000 of reimbursements payable. The $1,855,000 of offering costs payable as of September 30, 2006 is included in “Payables to affiliates” on our balance sheet.  Of the approximately $2,646,000 of organization and offering expenses to be reimbursed by us through September 30, 2006, approximately $2,634,000 had been recorded as a reduction of additional paid-in capital and approximately $12,000 had been expensed as organizational costs.  For the nine months ended September 30, 2006, approximately $2,241,000 of organization and offering expenses were reimbursed by us, of which approximately $2,229,000 were recorded as a reduction of additional paid-in capital and approximately $12,000 had been expensed as organizational costs.  In the nine months ended September 30, 2005, approximately $2,480,000 of organization and offering expenses had been incurred by Behringer Opportunity Advisors on our behalf.  None of these costs had been reimbursed by us as of September 30, 2005.  Behringer Opportunity Advisors or its affiliates determines the amount of organization and offering expenses owed based on specific invoice identification as well as an allocation of costs to us and other Behringer Harvard programs, based on respective equity offering results of those entities in offering.

Our advisor or its affiliates will also receive acquisition and advisory fees of 2.5% of the contract purchase price of each asset for the acquisition, development or construction of real property or, with respect to any mortgage loan, up to 2.5% of the funds advanced in respect of a loan.  Our advisor or its affiliates also receives reimbursement of acquisition expenses up to 0.5% of the contract purchase price of each asset, or with respect to a mortgage, up to 0.5% of the funds advanced.  Our advisor earned $1,200,898 in acquisition and advisory fees and $240,179 in acquisition expense reimbursements for our investments made during the nine months ended September 30, 2006.  We capitalized these fees as part of our real estate.

We pay our advisor or its affiliates a debt financing fee equal to 1% of the amount of any debt made available to us.  We incurred $180,000 of such debt financing fees for the nine months ended September 30, 2006.

We pay HPT Management Services LP (“HPT Management”), our property manager and an affiliate of ours, fees for the management and leasing of our properties, which may be subcontracted to unaffiliated third parties.  Such fees are equal to 4.5% of gross revenues plus leasing commissions based upon the customary leasing commission applicable to the same geographic location of the respective property.  In the event that we contract directly with a non-affiliated third-party property manager in respect of a property, we will pay HPT Management an oversight fee equal to 1% of gross revenues of the property managed.  In no event will we pay both a property management fee and an oversight fee to HPT Management with respect to any particular property.  We incurred and expensed such fees of $57,841 in the nine months ended September 30, 2006.

We pay our advisor an annual asset management fee of 0.75% of the aggregate asset value of acquired real estate.  The fee is payable monthly in an amount equal to one-twelfth of 0.75% of the aggregate asset value as of the last day of the preceding month.  For the nine months ended September 30, 2006, we incurred and expensed $87,396 of asset management fees.

Behringer Opportunity Advisors or its affiliates is paid a disposition fee if our advisor provides a substantial amount of services, as determined by our independent directors, in connection with the sale of one or more properties.  In such event, we pay our advisor (1) in the case of the sale of real property, the lesser of:  (A) one-half of the aggregate brokerage commission paid (including the subordinate disposition fee) or if none is paid, the amount that customarily would be paid, or (B) 3% of the sales price of each property sold, and (2) in the case of the sale of any asset other than real property, 3% of the sales price of such assets.  This fee shall not be earned or paid unless and until the investors have received total distributions in an amount equal to or in excess of the sum of the aggregate capital contributions by investors plus a 10% cumulative, non-compounded, annual return on such capital contributions.  Subordinated disposition fees that are not payable at the date of sale, because investors have not yet received their required minimum distributions, will be deferred and paid at such time as these subordination conditions have been satisfied.  In addition, after investors have received total distributions equal to or in excess of the sum of their aggregate capital contributions plus a 10% annual, cumulative, non-compounded return on such capital contributions, then our advisor is entitled to receive an additional participation in net sale proceeds fee equal to 15% of remaining net sale proceeds less the amount that our debt for borrowed money exceeds the aggregate book value of our remaining assets.  The subordinated participation in net sales proceeds will be reduced or eliminated upon the determination of the number of shares of common stock issuable upon conversion of our Convertible Stock.

Behringer Harvard Opportunity REIT I, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

Upon listing of our common stock for trading on a national securities exchange or for quotation on the Nasdaq National Market System (or any successor market or exchange), an incentive listing fee up to 15% of the amount by which the market value of our outstanding stock plus distributions paid by us prior to listing exceeds the sum of the aggregate capital contributions by investors plus a 10% annual, cumulative, non-compounded return on such capital contributions will be paid to our advisor.  The subordinated incentive listing fee will be reduced or eliminated upon the determination of the number of shares of common stock issuable upon conversion of our Convertible Stock.

In addition, upon termination of the advisory agreement with our advisor, we will pay our advisor a performance fee of 15% of the amount by which (A) our appraised asset value at the time of such termination less our indebtedness, plus cash and cash equivalents at the time of termination plus total distributions paid to our stockholders through the termination date exceeds (B) the aggregate capital contributed by investors plus payment to the investors of a 10% annual, cumulative, non-compounded return on the capital contributed by investors.  No performance fee will be paid if we have already paid or become obligated to pay our advisor an incentive listing fee.  The subordinated performance fee will be reduced or eliminated upon the determination of the number of shares of common stock issuable upon conversion of our Convertible Stock.

We will reimburse our advisor or its affiliates for all expenses paid or incurred by them in connection with the services they provide to us, subject to the limitation that we will not reimburse for any amount by which our advisor’s operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of:  (1) 2% of our average invested assets or (2) 25% of our net income.

We will pay a development fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project; provided, however, we will not pay a development fee to an affiliate of our advisor if our advisor or any of its affiliates elects to receive an acquisition and advisory fee based on the cost of such development.

We are dependent on Behringer Opportunity Advisors, Behringer Securities and HPT Management for certain services that are essential to us, including the sale of shares of our common stock, asset acquisition and disposition decisions, property management and leasing services and other general administrative responsibilities.  In the event that these companies were unable to provide us with the respective services, we would be required to obtain such services from other sources.

11.                               Subsequent Events

On October 5, 2006, the owners of the Alexan Voss property acquired the Hart parcel of land for development in Houston, Texas, using $1,823,226 and $4,471,195 of financing under our mezzanine loans and third-party construction loans, respectively.  We consolidate the Alexan Voss property and related construction loans through our mezzanine loan variable interest under FIN No. 46R.  See Note 6 – “Variable Interest Entities.”

We issued approximately 1,070,000 shares of our common stock between October 1, 2006 and November 1, 2006, resulting in gross proceeds to us of approximately $10,671,000.

12.                               Recently Announced Accounting Pronouncements

We adopted SFAS No. 123R, “Share-Based Payment,” a revision to SFAS No. 123 “Accounting for Stock-Based Compensation,” on January 1, 2006.  The statement supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance.  This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions and requires the measurement and recognition of the cost of the employee services received in exchange for an award of equity instruments for goods or services.  The adoption of this statement did not have a material effect on our financial condition, results of operations, or liquidity.

We adopted SFAS No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20 and SFAS No. 3, on January 1, 2006.  The statement provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle.  This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.  The adoption of this statement did not have a material effect on our financial condition, results of operations, or liquidity.

Behringer Harvard Opportunity REIT I, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

We adopted FASB Staff Position (“FSP”) FIN 46R-6, “Determining the Variability to be Considered in Applying FASB Interpretation No. 46R,” on July 1, 2006.  FIN 46R-6 clarifies that the variability to be considered in applying FIN 46R shall be based on an analysis of the design of the variable interest entity.  The adoption of this FSP did not have a material effect on our financial condition, results of operations, or liquidity.

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” which clarifies the relevant criteria and approach for the recognition and measurement of uncertain tax positions.  FIN 48 will be effective beginning January 1, 2007 and the adoption of FIN 48 is not expected to have a material effect on our financial condition, results of operations, or liquidity.

*****

Independent Auditors’ Report

To the Board of Directors and Stockholders of

Behringer Harvard Opportunity REIT I, Inc.

Addison, Texas

We have audited the accompanying statement of revenues and certain operating expenses (the “Historical Summary”) of 12600 Whitewater, an office building located in Minnetonka, Minnesota (the “Property”) for the year ended December 31, 2005.  This Historical Summary is the responsibility of the Property’s management.  Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary.  We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in this Post-Effective Amendment to Form S-11 of Behringer Harvard Opportunity REIT I, Inc.) as described in Note 1 to the Historical Summary and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Historical Summary presents fairly, in all material respects, the revenue and certain operating expenses described in Note 1 to the Historical Summary of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas
April 26, 2006

12600 Whitewater

Statement of Revenues and Certain Operating Expenses

For the Year Ended December 31, 2005

Revenues:
Rental revenue	$645,211
Tenant reimbursement income	499,422

Total revenues	1,144,633

Certain operating expenses:
Property operating expenses	379,051
Real estate taxes	217,764
Property management fees	31,511
General and administrative expenses	10,948

Total certain operating expenses	639,274

Revenues in excess of certain operating expenses	$505,359

See accompanying notes to statement of revenues and certain operating expenses.

12600 Whitewater

Notes to the Statement of Revenues and Certain Operating Expenses

For the Year Ended December 31, 2005

1.                          Basis of Presentation

On March 1, 2006, Behringer Harvard Opportunity REIT I, Inc. (the “Company”) acquired a two-story office building containing approximately 70,705 rentable square feet (unaudited) located on approximately 6.14 acres (unaudited) of land in Minnetonka, Minnesota (“12600 Whitewater”).

The statement of revenues and certain operating expenses (the “Historical Summary”) has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The Historical Summary includes the historical revenues and certain operating expenses of 12600 Whitewater, exclusive of items which may not be comparable to the proposed future operations of 12600 Whitewater such as depreciation and amortization, interest expense and corporate expenses.

2.                          Principles of Reporting and Use of Estimates

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenue and certain operating expenses during the reporting period.  Actual results may differ from those estimates.

3.                          Significant Accounting Policies

Revenue Recognition

12600 Whitewater’s operations consist of rental income earned from its tenants under lease agreements which generally provide for minimum rent payments.  All leases have been accounted for as operating leases.  Rental income is recognized by amortizing the aggregate lease payments on the straight-line basis over the entire terms of the leases, including the effect of any rent holidays, which amounted to an increase in rental income of approximately $68,305 for the year ended December 31, 2005.

4.                          Leases

The aggregate annual minimum future rental income on the non-cancelable operating leases held in effect as of December 31, 2005 for the next five years are as follows:

Year Ending December 31:
2006	$679,850
2007	792,532
2008	837,338
2009	345,336
2010	104,896

Minimum future rental income represents the base rent required to be paid under the terms of the leases exclusive of charges for contingent rents, electrical services, real estate taxes, and operating cost escalations.  There were no contingent rents in 2005.

5.                          Concentrations

The following presents the percentage of rental income (base rent) from the tenants who individually represent more than 10% of 12600 Whitewater’s rental revenues for the year ended December 31, 2005:

Name	Amount
ABC Insurance Management Group, LLC	59%
Vanco Services, LLC	27%
KMG America Corporation	14%

12600 Whitewater

Notes to the Statement of Revenues and Certain Operating Expenses

For the Year Ended December 31, 2005

ABC Insurance Management Group, LLC is a multi-line insurance agency, Vanco Services, LLC is a supplier of payment technology solutions and KMG America Corporation is a provider of health insurance products.

*****

Independent Auditors’ Report

To the Board of Directors and Stockholders of

Behringer Harvard Opportunity REIT I, Inc.

Addison, Texas

We have audited the accompanying statement of revenues and certain operating expenses (the “Historical Summary”) of Ferncroft Corporate Center, an office building located in Middleton, Massachusetts (the “Property”) for the year ended December 31, 2005.  This Historical Summary is the responsibility of the Property’s management.  Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary.  We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in this Post-Effective Amendment to Form S-11 of Behringer Harvard Opportunity REIT I, Inc.) as described in Note 1 to the Historical Summary and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Historical Summary presents fairly, in all material respects, the revenue and certain operating expenses described in Note 1 to the Historical Summary of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas
August 31, 2006

Ferncroft Corporate Center

Statement of Revenues and Certain Operating Expenses

For the Six Months Ended June 30, 2006 (Unaudited) and

For the Year Ended December 31, 2005

	Six Months
	Ended	Year Ended
	June 30,	December 31,
	2006	2005
	(unaudited)
Revenues:
Rental revenue	$1,248,474	$1,761,004
Tenant reimbursement income	765,328	1,261,936

Total revenues	2,013,802	3,022,940

Certain operating expenses:
Property operating expenses	807,774	1,502,792
Real estate taxes	107,311	217,865
General and administrative expenses	54,333	127,660
Property management fees	41,068	63,762

Total certain operating expenses	1,010,486	1,912,079

Revenues in excess of certain operating expenses	$1,003,316	$1,110,861

See accompanying notes to statement of revenues and certain operating expenses.

Ferncroft Corporate Center

Notes to the Statement of Revenues and Certain Operating Expenses

For the Six Months ended June 30, 2006 (Unaudited) and

For the Year Ended December 31, 2005

1.                          Basis of Presentation

On July 13, 2006, Behringer Harvard Opportunity REIT I, Inc. (the “Company”) acquired an eight-story office building containing approximately 226,338 rentable square feet (unaudited) located on approximately 12.6 acres (unaudited) of land in Middleton, Massachusetts (“Ferncroft Corporate Center”).

The statement of revenues and certain operating expenses (the “Historical Summary”) has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The Historical Summary includes the historical revenues and certain operating expenses of Ferncroft Corporate Center, exclusive of items which may not be comparable to the proposed future operations of Ferncroft Corporate Center such as depreciation and amortization, interest expense and corporate expenses.

The statement of revenues and certain operating expenses and notes thereto for the six months ended June 30, 2006 included in this report are unaudited. In the opinion of the Company’s management, all adjustments necessary for a fair presentation of such statement of revenues and certain operating expenses have been included. Such adjustments consisted of normal recurring items. Interim results are not necessarily indicative of results for a full year.

2.                          Principles of Reporting and Use of Estimates

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenue and certain operating expenses during the reporting period.  Actual results may differ from those estimates.

3.                          Significant Accounting Policies

Revenue Recognition

Ferncroft Corporate Center’s operations consist of rental income earned from its tenants under lease agreements which generally provide for minimum rent payments.  All leases have been accounted for as operating leases.  Rental income is recognized by amortizing the aggregate lease payments on the straight-line basis over the entire terms of the leases, including the effect of any rent holidays, which amounted to an increase in rental income of approximately $53,000 for the six months ended June 30, 2006 (unaudited) and approximately $40,000 for the year ended December 31, 2005.

4.                          Leases

The aggregate annual minimum future rental income on the non-cancelable operating leases held in effect as of December 31, 2005 for the next five years are as follows:

Year Ending December 31:
2006	$2,380,475
2007	2,431,659
2008	2,478,189
2009	2,374,229
2010	865,474

Minimum future rental income represents the base rent required to be paid under the terms of the leases exclusive of charges for contingent rents, electrical services, real estate taxes, and operating cost escalations.  There were no contingent rents in 2005.

5.                          Concentrations

The following presents the percentage of rental income (base rent) from the tenants who individually represent more than 10% of Ferncroft Corporate Center’s rental revenues for the year ended December 31, 2005:

Name	Percentage
Verizon International Services, Inc.	74.78%
SAS Institute, Inc.	25.22%

*****

Behringer Harvard Opportunity REIT I, Inc.

Unaudited Pro Forma Consolidated Balance Sheet

as of September 30, 2006

There were no acquisitions that occurred after September 30, 2006 to the date of filing the post-effective amendment, therefore, no pro forma balance sheet is required.

Behringer Harvard Opportunity REIT I, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2005

The following unaudited Pro Forma Consolidated Statement of Operations is presented as if we had acquired 12600 Whitewater and Ferncroft Corporate Center on January 1, 2005.  This Pro Forma Consolidated Statement of Operations should be read in conjunction with the historical financial statements and notes thereto as filed in our annual report on Form 10-K for the year ended December 31, 2005.  The Pro Forma Consolidated Statement of Operations is unaudited and is not necessarily indicative of what the actual results of operations would have been had we completed the above transaction on January 1, 2005, nor does it purport to represent our future operations.

	Year Ended	Statement of
	December 31, 2005	Revenues and Certain			Pro Forma
	as Reported	Operating Expenses	Pro Forma		Year Ended
	(a)	(b)	Adjustments		December 31, 2005

Rental revenue	$—	$4,167,573	$601,140	(c)	$4,768,713

Expenses
Property operating expense	—	1,881,843	—		1,881,843
Real estate taxes	—	435,629	—		435,629
Property management fees	—	95,273	(95,273	)(d)	187,540
			187,540	(e)
Asset management fees	—	—	268,440	(f)	268,440
General and administrative	159,163	138,608	—		297,771
Depreciation and amortization	—	—	2,148,082	(g)	2,148,082
Total expenses	159,163	2,551,353	2,508,789		5,219,305

Interest income	55,930	—	—		55,930

Net income (loss)	$(103,233)	$1,616,220	$(1,907,649)		$(394,662)

Basic and diluted weighted average shares outstanding	174,833		3,968,630	(h)	4,143,463

Basic and diluted loss per share	$(0.59)				$(0.10)

See accompanying unaudited notes to pro forma consolidated financial statements.

Behringer Harvard Opportunity REIT I, Inc.

Unaudited Notes to Pro Forma Consolidated Financial Statements

Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2005

a.                                       Reflects our historical operations for the year ended December 31, 2005.

b.                                      Reflects the historical revenues and certain expenses of 12600 Whitewater and Ferncroft Corporate Center, as if they had been acquired on January 1, 2005.

c.                                       Reflects the pro forma amortization, for the year ended December 31, 2005, of the below-market lease values for 12600 Whitewater and Ferncroft Corporate Center.

d.                                      Reflects the reversal of historical property management fees.

e.                                       Reflects the property management fees associated with the current management of each acquired property.

f.                                         Reflects the asset management fees associated with current management of each acquired property.

g.                                      Reflects the depreciation and amortization of each acquired property using the straight-line method over the estimated useful lives.

h.                                      Reflects the adjustment to the historical weighted average number of shares of common stock outstanding to reflect the acceptance of shares needed to provide for the cash purchase price of our property investments.  The adjustment is computed as follows:

Cash needed to acquire 12600 Whitewater	$9,040,524
Cash needed to acquire Ferncroft Corporate Center	27,836,297
	$36,876,821

Net cash received from each share of common stock issued	$8.90	(1)

Common stock needed to purchase the properties listed above	4,143,463
Less historical weighted average of common stock outstanding at December 31, 2005	(174,833)
	3,968,630

(1) Net cash received per share of common stock issued is computed as $10 gross proceeds per share less $0.70 commissions per share, $0.20 broker dealer fees per share and $0.20 organization and offering costs per share.

Behringer Harvard Opportunity REIT I, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the Nine Months Ended September 30, 2006

The following unaudited Pro Forma Consolidated Statement of Operations is presented as if we had acquired 12600 Whitewater and Ferncroft Corporate Center on January 1, 2005.  This Pro Forma Consolidated Statement of Operations should be read in conjunction with the historical financial statements and notes thereto as filed in our quarterly report on Form 10-Q for the nine months ended September 30, 2006.  The Pro Forma Consolidated Statement of Operations is unaudited and is not necessarily indicative of what the actual results of operations would have been had we completed the above transaction on January 1, 2005, nor does it purport to represent our future operations.

	Nine Months Ended	Statement of
	September 30, 2006	Revenues and			Pro Forma
	as Reported	Certain Expenses	Pro Forma		Nine Months Ended
	(a)	(b)	Adjustments		September 30, 2006

Rental revenue	$1,791,128	$2,372,391	$297,970	(c)	$4,461,489

Expenses
Property operating expense	700,505	938,264	—		1,638,769
Interest expense	127,665	—	—		127,665
Real estate taxes	190,878	152,548	—		343,426
Property management fees	57,841	49,742	(49,742	)(d)	164,599
			106,758	(e)
Asset management fees	87,396	—	120,677	(f)	208,073
General and administrative	578,613	60,685	—		639,298
Depreciation and amortization	577,309	—	970,838	(g)	1,548,147
Total expenses	2,320,207	1,201,239	1,148,531		4,669,977

Interest income	1,786,905	—	—		1,786,905
Minority interest	130,697	—	—		130,697

Net income (loss)	$1,388,523	$1,171,152	$(850,561)		$1,709,114

Weighted average shares outstanding:
Basic	7,701,098				7,701,098
Diluted	7,716,576				7,716,576

Earnings per share:
Basic	$0.18				$0.22
Diluted	$0.18				$0.22

See accompanying unaudited notes to pro forma consolidated financial statements.

Behringer Harvard Opportunity REIT I, Inc.

Unaudited Notes to Pro Forma Consolidated Statement of Operations

Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2006

a.                                       Reflects our historical operations for the nine months ended September 30, 2006.

b.                                      Reflects the historical revenues and certain expenses of 12600 Whitewater and Ferncroft Corporate Center, as if they had been acquired on January 1, 2005.

c.                                       Reflects the pro forma amortization, for the nine months ended September 30, 2006, of the below-market lease values for 12600 Whitewater and Ferncroft Corporate Center.

d.                                      Reflects the reversal of historical property management fees.

e.                                       Reflects the property management fees associated with the current management of each acquired property.

f.                                         Reflects the asset management fees associated with current management of each acquired property.

g.                                      Reflects the depreciation and amortization of each acquired property using the straight-line method over the estimated useful lives.